    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998.

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CROPKING, INCORPORATED

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                           1711                     34-1368977
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL       (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

          DANIEL J. BRENTLINGER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              5050 GREENWICH ROAD
                              SEVILLE, OHIO 44273
                                 (330) 769-2002

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                           --------------------------

                                   COPIES TO:

     THOMAS T. PROUSALIS, JR., ESQ.               DAVID A. CARTER, P.A.
     1919 Pennsylvania Avenue, N.W.                  2300 Glades Road
               Suite 800                                Suite 210W
         Washington, D.C. 20006                    Boca Raton, FL 33431
             (202) 296-9400                           (561) 750-6999
           (202) 296-9403 Fax                       (561) 367-0960 Fax

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. /X/

                        CALCULATION OF REGISTRATION FEE

                                                       PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE        AGGREGATE           AMOUNT OF
    SECURITIES TO BE REGISTERED       BE REGISTERED      PER SECURITY       OFFERING PRICE    REGISTRATION FEE
Common Stock, $.01 Par Value(1).....     1,725,000        $  5.00            $  8,625,000         $   2,974
Warrants(2).........................     2,300,000        $   .125           $    287,500         $      99
Common Stock Underlying
 Warrants(3)........................     2,300,000        $  5.25            $ 12,075,000         $   4,164
Underwriter's Common Stock
 Option(4)..........................       150,000            --                  --                 --
Common Stock Underlying
 Underwriter's Common Stock
 Option(5)..........................       150,000        $  8.00            $  1,200,000         $     414
Underwriter's Warrant Option(6).....       200,000            --                  --                 --
Warrants Underlying Underwriter's
 Warrant Option(7)..................       200,000        $   .20            $     40,000         $      14
Common Stock Underlying
 Underwriter's Warrant Option(8)....       200,000        $  8.00            $  1,600,000         $     552
  Total Registration and Fee(9).....                                         $ 23,827,500         $   8,216

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 225,000 shares reserved for the option, exercisable within 45 days after the date on which the Securities and Exchange Commission (the "Commission") declares this Registration Statement effective, to cover over-allotments, if any (the "Over-Allotment Option"), granted by the Company to Barron Chase Securities, Inc. (the "Underwriter"). See "Underwriting."

(2) Includes 300,000 Redeemable Common Stock Purchase Warrants (the "Purchase Warrants" or the "Warrants") reserved for the Over-Allotment Option. The Warrants (a) may be purchased separately from the Common Stock in the offering, (b) are exercisable during a five-year period commencing on the effective date of this Registration Statement, and (c) shall be redeemable, at the option of the Company, at $.05 per Warrant upon 30 days' prior written notice, (i) if the closing bid price, as reported on the Nasdaq SmallCap MarketSM, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Registrant's Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Warrants averages in excess of $10.00 per share, subject to adjustment, and (ii) after a then current registration statement has been declared effective by the Commission with regard to the shares of Common Stock to be received by the holder upon exercise, but (iii) during the one-year period after the effective date of this Registration Statement, only with the written consent of the Underwriter. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of these securities are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrants.

(3) Reserved for issuance upon exercise of the Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrants.

(4) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter stock options (the "Common Stock Underwriter Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(5) Reserved for issuance upon exercise of the Common Stock Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Common Stock Underwriter Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(6) To be issued to the Underwriter or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter warrant options (the "Warrant Underwriter Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(7) Reserved for issuance upon exercise of the Warrant Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of warrants to purchase shares of Common Stock subject to the Warrant Underwriter Warrants ("Underwriter Underlying Warrants") are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(8) Reserved for issuance upon exercise of the Underwriter Underlying Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Underwriter Underlying Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Underwriter Underlying Warrants.

(9) The requisite fee has been paid in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROPKING, INCORPORATED

                             CROSS-REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM SB-2

         REGISTRATION STATEMENT ITEM                 CAPTION IN PROSPECTUS
---------------------------------------------  ---------------------------------
 1.  Front of Registration Statement and
      Outside Front Cover of Prospectus......  Facing Page; Cross-Reference
                                               Sheet; Prospectus Cover Page
 2.  Inside Front and Outside Back Cover
      Pages of Prospectus....................  Prospectus Cover Page; Prospectus
                                               Back Cover Page
 3.  Summary Information and Risk Factors....  Prospectus Summary; The Company;
                                               Risk Factors
 4.  Use of Proceeds.........................  Use of Proceeds
 5.  Determination of Offering Price.........  Risk Factors; Underwriting
 6.  Dilution................................  Dilution and Other Comparative
                                               Data
 7.  Selling Security-holders................  Description of Securities
 8.  Plan of Distribution....................  Prospectus Cover Page;
                                               Underwriting
 9.  Legal Proceedings.......................  Legal Proceedings
10.  Directors, Executive Officers, Promoters
      and Control Persons....................  Management; Principal
                                               Shareholders
11.  Security Ownership of Certain Beneficial
      Owners and Management..................  Principal Shareholders
12.  Description of Securities...............  Description of Securities
13.  Interest of Named Experts and Counsel...  Legal Matters; Experts
14.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................  Certain Transactions
15.  Organization Within Five Years..........  Prospectus Summary; Business
16.  Description of Business.................  Business
17.  Management's Discussion and Analysis or
      Plan of Operation......................  Management's Discussion and
                                               Analysis or Plan of Operation
18.  Description of Property.................  Business
19.  Certain Relations and Related
      Transactions...........................  Certain Transactions
20.  Market for Common Equity and Related
      Stockholder Matters....................  Description of Securities
21.  Executive Compensation..................  Management
22.  Financial Statements....................  Financial Statements
23.  Changes in and Disagreements With
      Accountants on Accounting and Financial
      Disclosure.............................  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH 20, 1998

PROSPECTUS

                                     [LOGO]

                        1,500,000 SHARES OF COMMON STOCK
              2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
    CropKing, Incorporated (the "Company" or "CropKing") is offering 1,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 2,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each are separately transferable. Each Warrant entitles the holder to purchase one share of Common Stock at $5.25 per share (subject to adjustment) during the five-year period commencing on the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant, on not less than thirty (30) days nor more than sixty (60) days written notice if the closing bid price for the Common Stock equals or exceeds $10.00 per share during any thirty (30) consecutive trading day period ending not more than fifteen (15) days prior to the date that the notice of redemption is mailed, and provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of Barron Chase Securities, Inc. (the "Underwriter"). See "Description of Securities" and "Underwriting."

    Prior to this offering, there has been no public market for the Common Stock or the Warrants. The initial public offering prices of the Common Stock and Warrants and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Underwriter and are not related to the Company's assets, book value, financial condition or any other recognized criteria of value. Although the Company has applied for the inclusion of the Common Stock and the Warrants on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "CROP" and "CROPW," respectively, there can be no assurances that such securities will be accepted for inclusion or that an active trading market in the Company's securities will develop or be sustained.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC
    OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY
          INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE
          INVESTMENT.      SEE "RISK FACTORS" ON PAGES 6-12 AND
                                  "DILUTION."
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  UNDERWRITING         PROCEEDS TO THE
                                          PRICE TO PUBLIC         DISCOUNTS(1)          COMPANY(2)(3)
Per Share..............................        $5.00                  $.50                  $4.50
Per Warrant............................        $.125                 $.0125                 $.1125
Total(3)...............................      $7,750,000             $775,000              $6,975,000

                            (SEE "NOTES," NEXT PAGE)

    The shares of Common Stock and the Warrants are being offered by the Underwriter on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by counsel and to certain other conditions. It is expected that delivery of the certificates representing the Common Stock and the Warrants will be made against payment therefor at the offices of the Underwriter at 7700 West
Camino Real, Boca Raton, Florida 33433, on or about            , 1998.
                            ------------------------

                                     [LOGO]

                The date of this Prospectus is           , 1998.

                                     NOTES

(1) Does not include additional underwriting compensation in the form of (i) a non-accountable expense allowance equal to three percent of the gross proceeds of the offering of which $50,000 has been paid to date; (ii) Underwriter's Warrants to purchase 150,000 shares of Common Stock and 200,000 Warrants exercisable for a five-year period commencing from the effective date of the offering at an exercise price of 160% of the price at which the Common Stock and the Warrants are sold to the public, subject to adjustment; and (iii) a financial advisory agreement for the Underwriter to act as an investment banker for the Company for a period of one year at a fee of $108,000, payable at the closing of this offering. In addition, the Company has granted to the Underwriter certain registration rights with respect to registration of the shares of Common Stock and the Warrants underlying the Underwriter's Warrants and the shares of Common Stock issuable upon exercise of the Warrants issuable upon exercise of the Underwriter's Warrants and to indemnify the Underwriter against certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $875,000, including the Underwriter's non-accountable expense allowance.

(3) The Company has granted the Underwriter an option (the "Underwriter's Over-Allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock and up to 300,000 additional Warrants solely to cover over-allotments, if any. If the Underwriter's Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $8,912,500, $891,250 and $8,021,250, respectively. See "Underwriting."

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, pursuant to the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said Registration Statement, and the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

    Upon consummation of this offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

    The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that were incorporated by reference in the Prospectus (not including exhibits to the information that was incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to Stockholder Relations, 5050 Greenwich Road, Seville, Ohio 44273, telephone (330) 769-2002.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER THE COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION, THE UNDERWRITER'S PURCHASE OPTION AND THE WARRANTS; AND (II) ASSUMES A PUBLIC OFFERING PRICE OF $5.00 PER SHARE OF COMMON STOCK AND $.125 PER WARRANT.

THE COMPANY

    CropKing, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order. The Company annually distributes more than 100,000 mail order catalogs and other marketing materials to its customers and prospective customers worldwide. See "Business."

    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner. See "Use of Proceeds" and "Financial Statements."

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in the State of Delaware in August 1997. The principal executive offices of the Company are located at 5050 Greenwich Road, Seville, Ohio 44273, and its telephone number is (330) 769-2002. The Company's Internet address is www.cropking.com. Unless the context otherwise indicates, the terms "Company" and "CropKing" as used in this Prospectus refer to CropKing, Incorporated.

    SEE ALSO "RISK FACTORS," "MANAGEMENT" AND "CERTAIN TRANSACTIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

                                  THE OFFERING

Common Stock Offered.........................  1,500,000 Shares
Warrants Offered.............................  2,000,000 Warrants
Common Stock Outstanding:
  Before the Offering........................  2,000,000 Shares
  After the Offering.........................  3,500,000 Shares
Warrants Outstanding:
  Before the Offering........................  None
  After the Offering.........................  2,000,000
Estimated Net Proceeds(1)....................  $6,100,000
Use of Proceeds..............................  Operating costs and working capital, including business development, capital
                                               equipment, marketing and sales, and mergers
                                               and acquisitions.
Nasdaq Symbols(2):
  Common Stock...............................  CROP
  Warrants...................................  CROPW
Risk Factors(3)..............................  An investment in the Common Stock and the
                                               Warrants offered hereby is speculative and
                                               involves a high degree of risk. Investors
                                               should carefully consider the risk factors
                                               described herein before investing in the
                                               Common Stock and the Warrants. See "Risk
                                               Factors" and "Dilution."

------------------------

(1) After deducting the underwriting discounts and commissions and estimated offering expenses of $875,000 payable by the Company including a three percent non-accountable expense allowance to the Underwriter. These net proceeds do not include the exercise of the Underwriter's Over-Allotment Option. See "Underwriting."

(2) Although the Company has applied for the inclusion of the Common Stock and the Warrants on the Nasdaq SmallCap Market under these symbols, there can be no assurances that such securities will be accepted for inclusion or that an active trading market in the securities will develop or be sustained. See "Risk Factors--Possible Failure to Qualify for Nasdaq SmallCap Market Listing."

(3) See "Risk Factors--Regulations May Impose Certain Restrictions on Marketability of Low-priced Securities."

                            SELECTED FINANCIAL DATA

                                                             YEARS ENDED JULY 31,
                                                         ----------------------------  SIX MONTHS ENDING
                                                             1996           1997        JANUARY 31, 1998
                                                         -------------  -------------  ------------------
Statement of Earnings Data:
  Net sales............................................  $   3,854,000   $ 5,033,000     $    2,970,000
  Operating profit.....................................  $     176,000   $   263,000     $      309,000
  Earnings before income taxes.........................  $      40,000   $   191,000     $      272,000
  Net earnings.........................................  $      33,000   $   120,000     $      164,000
  Earnings per share...................................  $         .02   $       .08     $          .08
  Weighted average shares outstanding..................      1,475,000     1,475,000           1,940,082 (1)

                                                               JANUARY 31, 1998
                                                         ----------------------------
                                                                             AS
                                                          HISTORICAL    ADJUSTED (2)
                                                         -------------  -------------
Balance Sheet Data:
  Working capital......................................  $     486,000  $   6,586,000
  Total assets.........................................  $   2,221,000  $   8,321,000
  Total liabilities....................................  $   1,575,000  $   1,575,000
  Stockholders' equity.................................  $     646,000  $   6,746,000

------------------------

(1) Includes 525,000 shares issued to six persons in consideration of cash and notes receivable. See "Note F to the accompanying Financial Statements."

(2) Adjusted to reflect the sale of the securities offered hereby, less underwriting discounts and commissions and the payment by the Company of expenses of this offering estimated at $875,000. See "Use of Proceeds."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. ONLY THOSE PERSONS ABLE TO LOSE THEIR ENTIRE INVESTMENT SHOULD PURCHASE THESE SECURITIES. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY READ THIS PROSPECTUS AND CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

    LIMITED OPERATING HISTORY

    The Company was incorporated in Ohio in June 1982 and reincorporated in Delaware in August 1997, and as such has a limited operating history. The Company faces the risks and problems associated with new businesses and has a limited operating history in the hydroponics industry upon which to base an evaluation of its future prospects. Such prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the expansion of a new business in an industry characterized by a significant number of market entrants and intense competition. The market for the Company's hydroponic products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major agribusinesses. Many of the Company's current and potential competitors have larger operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than the Company. Competition in the hydroponics business will continue to be intense in the foreseeable future as the environment continues to deteriorate and demand for crop foods intensifies as the population expands, and there can be no assurance that the Company will be able to compete successfully against current or future competitors, or that this significant competition will not adversely affect the Company's business, operating results or financial condition. See "Business."

    NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS
    The Company can make no assurances that the future operations of the Company will result in additional revenues or will be profitable. Should the operations of the Company be profitable, it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. See "Dividend Policy."

    IMMEDIATE AND SUBSTANTIAL DILUTION
    An investor in this offering will experience immediate and substantial dilution. As of January 31, 1998, the Company had a net tangible book value of $646,000 or $.32 per share derived from the Company's balance sheet as of January 31, 1998 and the total Common Stock outstanding at January 31, 1998. After giving effect to the sale of the shares offered hereby at an assumed offering price of $5.00 per share, after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value would have been $6,746,000 or $1.93 per share. The result will be an immediate increase in net tangible book value per share of $1.61 (approximately 603%) to existing shareholders and an immediate dilution to new investors of $3.07 (approximately 61%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. See "Dilution."

    POSSIBLE NEED FOR ADDITIONAL FINANCING
    The Company intends to fund its operations and other capital needs for the next 12 months substantially from the proceeds of this offering, but there can be no assurance that such funds will be sufficient for these purposes. The Company may require substantial amounts of the proceeds of this offering for its future expansion, operating costs and working capital. The Company has made no arrangements to obtain future additional financing, if required, and there can be no assurance that such financing will be available, or that it will be available on acceptable terms. See "Use of Proceeds."

    DEPENDENCE ON MANAGEMENT
    The Company's success is principally dependent on its current management personnel for the operation of its business. In particular, Daniel J. Brentlinger, the Company's founder, president and chief executive officer, has played a substantial role in the organization, development and management of the Company, although there is no assurance that additional managerial assistance will not be required. The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Company. The Company has recently entered into an employment agreement with Mr. Brentlinger. However, if the employment by the Company of Mr. Brentlinger terminates, or he is unable to perform his duties, the Company may be substantially affected. The agreement also contains non-compete provisions but are limited in geographical scope. The Company has agreed to purchase key-man life insurance on Mr. Brentlinger in the amount of $3 million prior to the closing of this offering. The Company will be the owner and beneficiary of the term insurance policy. See "Use of Proceeds," "Business" and "Management."

    DEPENDENCE ON QUALIFIED TECHNICAL PERSONNEL
    The Company believes that its future success will depend in large part upon its continued ability to recruit and retain qualified technical personnel. Competition for qualified technical personnel is significant, particularly in the geographic area in which the Company's operations are located. No assurances can be made that the Company's relationship with its employees will remain good. See "Management."

    UNCERTAINTY OF PROPOSED MERGERS AND ACQUISITIONS CAMPAIGN

    Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire companies engaged in a similar business. The Company has not entered into any negotiations to merge with or acquire any such target companies, but the Company has identified several such companies engaged in a complementary business. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize approximately $500,000 of the net proceeds of this offering in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. In addition, the Company's stockholders may not have the opportunity to review the financial statements of any of the companies that may be acquired or have the opportunity to vote on any proposed acquisitions since Delaware law does not require such review and approval. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in working capital, capital equipment and marketing and sales. See "Use of Proceeds."

    BROAD DISCRETION IN APPLICATION OF PROCEEDS

    The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering, including funds received upon exercise of the Warrants, of which there is no assurance, in order to address changed circumstances and opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof. Pending use of such proceeds, the net proceeds of this offering will be invested by the Company in temporary, short-term interest-bearing obligations. See "Use of Proceeds."

    UNCERTAIN PROTECTION OF PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    The Company may file patent, trademark and/or copyright applications relating to certain of the Company's hydroponic products and systems. If patent, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the result of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreement by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

    SUBSTANTIAL COMPETITION
    Businesses in the United States and abroad that are engaged in the hydroponic industry and related products and services are significant in number and highly competitive. Many of the companies with which the Company intends to compete are substantially larger and have substantially greater resources than the Company. It is also likely that other competitors will emerge in the future. The Company will compete with companies that have greater market recognition, greater resources and broader capabilities than the Company. As a consequence, there is no assurance that the Company will be able to successfully compete in its industry. See "Business."

    LIABILITY AND INSURANCE
    The Company provides training and related services to its customers in connection with its hydroponic products and systems. The Company therefore may be exposed to the risk of liability for personal injury. The Company maintains quality control programs in an attempt to reduce the risk of potential damage to persons and any associated potential liability. The Company maintains $500,000 per loss event/$1,000,000 policy aggregate of liability insurance covering damages resulting from negligent acts, errors, mistakes or omissions in rendering or failing to render its services. The Company is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened. See "Legal Proceedings."

    LIMITATION ON DIRECTOR LIABILITY
    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in four specific instances. These are for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's charter provision and Delaware law, stockholders may have more limited rights to recover against directors for breach of fiduciary duty. See "Management -- Limitation on Liability of Directors."

    GOVERNMENT REGULATION
    The Company is not currently subject to direct regulation by any state or federal government agency other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or to commerce on the Internet, a new electronic marketing medium for the Company. However, due to the increasing popularity and use of the Internet for electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, conveying issues such as user privacy, credit card use and the pricing of commercial products offered for sale. The adoption of any such laws or regulations may stifle electronic commerce on the Internet, which may in turn decrease the demand for the Company's products and systems and increase the Company's cost of doing business or otherwise have an adverse impact on the Company's business, operating results or financial condition.

    ARBITRARY OFFERING PRICE
    There has been no prior public market for the Company's securities. The price to the public of the shares offered hereby has been arbitrarily determined by negotiations between the Company and the Representative and bears no relationship to the Company's earnings, book value or any other recognized criteria of value. The offering price of $5.00 per share is substantially in excess of the net tangible book value of $.32 per share, derived from the Company's balance sheet as of

January 31, 1998, and in excess of the price received by the Company for shares sold in prior transactions. See "Prospectus Summary -- Selected Financial Data," "Underwriting," "Dilution and Other Comparative Data" and "Certain Transactions."

   REQUIREMENTS OF CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION IN CONNECTION WITH THE EXERCISE OF THE WARRANTS

    The Company will be able to issue the securities offered hereby, shares of its Common Stock upon the exercise of the Warrants and the Underwriter's Purchase Option only if (i) there is a current prospectus relating to the securities offered hereby under an effective registration statement filed with the Securities and Exchange Commission, and (ii) such Common Stock is then qualified for sale or exempt therefrom under applicable state securities laws of the jurisdictions in which the various holders of Warrants reside. Although the Company intends to maintain a current registration statement, there can be no assurance, however, that the Company will be successful in maintaining a current registration statement. After a registration statement becomes effective, it may require updating by the filing of a post-effective amendment. A post-effective amendment is required when facts or events have occurred which represent a material change in the information contained in the registration statement. The Company intends to qualify the sale of the Warrants in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified. Qualification for the exercise of the Warrants in the states is essential for the establishment of a trading market in the securities. The Company can make no assurances that it will be able to qualify its securities in any state. The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements. See "Description of Securities," and "Underwriting."

    LACK OF PRIOR MARKET FOR SECURITIES OF THE COMPANY

    No prior market exists for the securities being offered hereby and no assurance can be given that a market will develop subsequent to this offering. The Underwriter may make a market in the securities of the Company upon the closing of this offering, but there is no assurance that it will do so, or if a market develops that it will be sustained. See "Description of Securities" and "Underwriting."

    WARRANTS SUBJECT TO REDEMPTION

    The Company is offering 1,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 2,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each are separately transferable. Each Warrant entitles the holder to purchase one share of Common Stock at $5.25 per share (subject to adjustment) during the five-year period commencing on the date of this Prospectus. The Warrants are redeemable by the Company for $.05 per Warrant, on not less than thirty (30) days nor more than sixty (60) days written notice if the closing bid price for the Common Stock equals or exceeds $10.00 per share during any thirty (30) consecutive trading day period ending not more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current effective registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of the Underwriter. See "Description of Securities" and "Underwriting."

    The Company intends to qualify the sale of the securities in a limited number of states, although certain exemptions under certain state securities ("Blue Sky") laws may permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified.

The Company will be prevented, however, from issuing Common Stock upon exercise of the Warrants in those states where exemptions are unavailable and the Company has failed to qualify the Common Stock issuable upon exercise of the Warrants. The Company may decide not to seek, or may not be able to obtain qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Warrants reside. In such case, the Warrants of those purchasers will expire and have no value if such Warrants cannot be exercised or sold. Accordingly, the market for the Warrants may be limited because of the Company's obligation to fulfill the foregoing requirements.

    EXERCISE OF UNDERWRITER'S WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

    In connection with this offering, the Company will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, warrants to purchase 150,000 shares of Common Stock and 200,000 Warrants from the Company. The Underwriter's Warrants will be exercisable for a five year period commencing from the effective date of the offering at an exercise price of 160% of the price at which the Common Stock and Warrants are sold to the public subject to adjustment. The Underwriter's Warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company may obtain additional capital during the life of the Underwriter's Warrants may be adversely affected because the holders of the Underwriter's Warrants might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Underwriter's Warrants. The Company has agreed that, at the request of the holders thereof under certain circumstances, it will register under federal and state securities laws the Underwriter's Warrants and/or the securities issuable thereunder. Exercise of these registration rights may involve substantial expense to the Company at a time when it could not afford cash expenditures and may adversely affect the terms upon which the Company may obtain additional funding and may adversely affect the price of the Common Stock. See "Underwriting."

   NASDAQ SMALLCAP MARKET ELIGIBILITY AND MAINTENANCE

    Under the current rules relating to the listing of securities on the Nasdaq SmallCap Market a company must have (a) at least $4,000,000 in net tangible assets, or $750,000 in net income in two of the last three years, or a market capitalization of at least $50,000,000, (b) public float of at least 1,000,000 shares, (c) market value of public float of at least $5,000,000, and (d) a minimum bid price of $4.00 per share, among other requirements. For a continued listing, a company must maintain (a) at least $2,000,000 in net tangible assets, or $500,000 in net income in two of the last three years, or a market capitalization of at least $35,000,000, (b) public float of at least 500,000 shares, (c) market value of public float of at least $1,000,000 and (d) a minimum bid price of $1.00 per share; among other requirements.

    The Common Stock and the Warrants are expected to be eligible for initial listing on the Nasdaq SmallCap Market under the current rules upon the closing of this offering. If at any time after issuance the Common Stock and Warrants are not listed on the Nasdaq SmallCap Market, and no other exclusion from the definition of a "penny stock" under the Exchange Act were available, transactions in the securities would become subject to the penny stock regulations which impose additional sales practice requirements on broker-dealers who offer and sell such securities.

    If the Company should experience losses from operations, it may be unable to maintain the standards for continued listing and the securities may be subject to delisting from the Nasdaq SmallCap Market. Trading, if any, in the securities would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of the securities.

   REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF LOW-PRICED SECURITIES

    The Securities and Exchange Commission ("Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share, subject to certain exceptions. Upon authorization of the securities offered hereby for quotation, such securities will initially be exempt from the definition of "penny stock." If the securities offered hereby fall within the definition of a "penny stock" following the effective date, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market. See "Description of Securities."

    SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET

    All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding Warrants, the Company will have 3,500,000 shares of its common stock issued and outstanding, of which 2,000,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 35,000 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of the Company for a period of 24 months following the date of this Prospectus. See "Dilution," "Principal Stockholders," "Certain Transactions," "Description of Securities" and "Underwriting."

    Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities."

                                USE OF PROCEEDS

    After deducting the underwriting discounts and commissions and estimated offering expenses of this offering, the Company will receive net proceeds from the offering of approximately $6,100,000. These net proceeds do not include the exercise of the Underwriter's Over-Allotment Option. These proceeds, excluding the exercise of any of the Warrants, will be utilized in order of priority by the Company as listed below for approximately 12 months substantially as follows:

                                                         APPROXIMATE AMOUNT
                                                           OF NET PROCEEDS        %
                                                         -------------------  ---------
OPERATING COSTS AND WORKING CAPITAL
Business Development(1)................................     $   2,350,000         38.53
Capital Equipment(2)...................................         1,250,000         20.49
Marketing and Sales(3).................................           750,000         12.30
Mergers and Acquisitions(4)............................           500,000          8.19
Working Capital(5).....................................         1,250,000         20.49
                                                         -------------------  ---------
    TOTAL..............................................     $   6,100,000        100.00
                                                         -------------------  ---------
                                                         -------------------  ---------

------------------------
(1) Includes hydroponic products and systems development, annual salaries for technical and services support and training personnel. The officers and employees of the Company also intend to receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The officers of the Company also will receive significant compensation in the form of salaries. See "Management -- Remuneration." Also, includes annual general and administrative employee salaries, exclusive of management salaries, associated benefits, related office rent and miscellaneous office expenses.

(2) The Company intends to purchase and/or lease certain additional capital equipment and product inventory including, but not limited to, hydroponic hardware equipment and systems, computer hardware/software and systems, telephone and facsimile systems, security systems and office equipment and furniture.

(3) The amount allocated by the Company for marketing and sales includes marketing materials, advertising, business travel and a significant expansion of its marketing and sales staff.

(4) Following the closing of this offering, the Company intends to engage in a mergers and acquisitions campaign in order to merge with or acquire complementary companies in the $10 million to $25 million revenue range. The Company has not entered into any negotiations, agreements, arrangements or understandings with respect to the merger with or acquisition of any such target companies, or has any such agreement or understandings with any brokers or finders regarding same. The Company can make no assurances that it will be able to merge with or acquire any companies. Although the Company intends to utilize not more than $500,000 in its mergers and acquisitions activities during the 12 months following the date of this Prospectus, no assurances can be made that such funds will enable the Company to expand its base or realize profitable consolidated operations. Whenever possible, the Company intends to issue its securities rather than use such cash funds to consummate a merger or acquisition. The ability of the Company to engage in a mergers and acquisitions campaign in view of the Company's resources is uncertain. Should such funds not be utilized in its mergers and acquisitions activities, the Company intends to utilize the funds in equal amounts in capital equipment and marketing and sales.

(5) Working capital will be utilized by the Company to enhance and, otherwise, stabilize cash flow during the initial 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.

    Although it is uncertain that the Company's shares of Common Stock will rise to a level at which the Warrants would be exercised, in the event subscribers in this offering elect to exercise all of the Warrants herein (not including the Underwriter's Over-allotment Option or the Underwriter's Purchase Option), the Company will realize gross proceeds of approximately $10,500,000. Management anticipates that the proceeds from the exercise of the Warrants would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known.

    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.

    Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

                                    DILUTION

    As of January 31, 1998, the Company had net tangible book value of $646,000 or $.32 per share, derived from the Company's balance sheet as of January 31, 1998. Net tangible book value per share means the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the Common Stock offered hereby at an assumed price of $5.00 per share after deducting underwriting discounts and estimated offering expenses, pro forma net tangible book value would have been $6,746,000 or $1.93 per share. The result will be an immediate increase in net tangible book value per share of $1.61 (approximately 603%) to existing shareholders and an immediate dilution to new investors of $3.07 (approximately 61%) per share. As a result, public investors will bear most of the risk of loss since their shares are being purchased at a cost substantially above the price that existing shareholders acquired their shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution assuming no exercise of the over-allotment option:

Public offering price per share of the Common Stock offered hereby...             $    5.00
  Net tangible book value per share, before the offering.............  $     .32
  Increase per share attributable to the sale by the Company of the
   shares offered hereby.............................................  $    1.61
                                                                       ---------
Pro forma net tangible book value per share, after the offering......             $    1.93
                                                                                  ---------
Dilution per share to new investors..................................             $    3.07
                                                                                  ---------
                                                                                  ---------

    The above table assumes no exercise of the Warrants, the Over-allotment Option or the Representative's Purchase Option. See "Description of Securities."

    The following table summarizes the investments of all existing stockholders and new investors after giving effect to the sale of the shares offered hereby assuming no exercise of the Representative's Over-allotment Option:

                                                                PERCENTAGE                  PERCENT OF     AVERAGE
                                                     SHARES      OF TOTAL      AGGREGATE       TOTAL      PRICE PER
                                                    PURCHASED     SHARES     CONSIDERATION   INVESTED       SHARE
                                                   -----------  -----------  -------------  -----------  -----------
Present Stockholders.............................    2,000,000      57.14%   $       3,999        .05%    $  --
                                                                                                              -----
                                                                                                              -----
Public Stockholders..............................    1,500,000      42.86%   $   7,500,000      99.95%    $    5.00
                                                   -----------  -----------  -------------  -----------       -----
                                                                                                              -----
    Total........................................    3,500,000     100.00%   $   7,503,999     100.00%    $    2.14
                                                   -----------  -----------  -------------  -----------       -----
                                                   -----------  -----------  -------------  -----------       -----

    If the Over-allotment Option is exercised in full, the public stockholders will have paid $8,625,000 and will hold 1,725,000 shares of Common Stock, representing 99.95% percent of the total consideration and 46.31% percent of the total number of outstanding shares of Common Stock. See "Description of Securities" and "Underwriting."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company, as of January 31, 1998 and as adjusted to reflect the sale of the securities offered hereby. The table should be read in conjunction with the Financial Statements, and the notes thereto.

                                                                                      JANUARY 31,
                                                                                         1998       AS ADJUSTED(1)
                                                                                     -------------  --------------
Long-term debt (2).................................................................  $   1,045,000   $  1,045,000
                                                                                     -------------  --------------
Stockholders' equity
  Common Stock, $.01 par value, 25,000,000 shares authorized, 2,000,000 shares
   outstanding; 3,500,000 shares outstanding, as adjusted..........................  $      20,000   $     35,000
  Additional paid-in capital.......................................................        520,000      6,605,000
  Notes receivable stockholders....................................................       (525,000)      (525,000)
  Retained earnings................................................................        631,000        631,000
                                                                                     -------------  --------------
    Total stockholders' equity.....................................................        646,000      6,746,000
                                                                                     -------------  --------------
    Total capitalization...........................................................  $   1,691,000   $  7,791,000
                                                                                     -------------  --------------
                                                                                     -------------  --------------

------------------------
(1) As adjusted to reflect the net proceeds of this offering. Assumes no exercise of (i) the Warrants; (ii) the Underwriter's Over-allotment Option to purchase up to 225,000 shares of Common Stock and 300,000 Warrants; or
    (iii) the Underwriter's Purchase Option to purchase up to 150,000 shares of Common Stock and 200,000 Warrants. See "Description of Securities" and "Underwriting."

(2) Long-term debt consists primarily of capital lease obligations from related and non-related parties. See Note C to the Company's Financial Statements.

                                DIVIDEND POLICY

    Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid by the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATION

    CropKing, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order.

    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner.

    Unlike the generic greenhouses and equipment sold by other suppliers, the Company offers a controlled environment hydroponic products and systems design for the commercial year round production of high value, specialty, disease and pesticide-free plant and floral crops. A significant advance over conventional glass hothouses of the past, the Company's advanced greenhouse design utilizes energy efficient clear double covers constructed with the most advanced polymer technology available to keep energy costs to a minimum. The Company's proprietary design allows it to withstand high winds and heavy snow anywhere in the U.S. and still maintain ideal growing conditions inside.

    A complete hydroponics system, which is offered in standard and custom-designed configurations, includes heating, cooling and ventilation equipment, as well as dehumidification, optional floor heating, computerized environmental controller and monitor and an automated nutrient injection system. The Company does all the work for its customers on a turn key basis in sourcing and configuring its hydroponic products and systems from reputable and dependable suppliers, so that all of the parts to a system will work in harmony together. Also, the Company's technicians analyze a customer's water source to develop an appropriate nutrient program.The Company's technical staff conducts periodic and subsequent analyses to keep the customer's nutrients optimized for its target crops.

    The Company's marketing, distribution and sales strategy targets commercial and independent growers, dealers and distributors, mail order customers and Internet (address: www.cropking.com) customers. At year end July 31, 1997, commercial and independent growers represented approximately 87 percent of sales, dealers and distributors represented approximately seven percent of sales, and mail order customers and Internet customers represented approximately six percent of sales. The Company believes that its mail order and Internet customers will gain a larger percentage of its sales in the future due to stronger marketing efforts by the Company and a general trend in the market towards the electronic marketplace.

    The Company also uses direct marketing of its hydroponic products, systems and services, and intends to use a variety of other marketing programs to stimulate demand for its products, systems and services. These programs are focused on the target markets mentioned above and are designed to leverage the Company's mail order list (more than 100,000 current and prospective customers) and the Internet, and both are powerful marketing vehicles. In addition, the Company intends to develop co-marketing programs with strategic corporate partners designed to take advantage of complementary marketing capabilities, E.G., agribusiness companies with mail order catalogues and other marketing and distribution channels for the Company's hydroponic products and systems.

    The Company also markets and distributes its products in the U.S. and abroad in part by disseminating its products and systems through multiple national and international distribution channels. The Company heretofore has had limited resources to market and distribute its products and systems. The Company can make no assurances as to the future success of its marketing and distribution strategy. Furthermore, the Company has limited resources to achieve the distribution of its products and systems and no assurances can be made that the Company will not require additional financing, which may not be available, to achieve such objective. The Company has designed its marketing and distribution strategy to address the particular requirements of its commercial and independent growers, and individual customers. Therefore, the Company's marketing and distribution efforts consists of a direct sales force of four persons, dealers and distributors, telesales, mail order catalogue and the Internet. Following the closing of this offering, the Company intends to increase its direct sales force by three persons, all of whom will work on a base salary plus a sales commission. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated; or that the Company's marketing and distribution organization will be able to successfully compete against the significantly more extensive and well-funded marketing and distribution operations of many of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion may have a material adverse effect on the Company's business, operating results or financial condition.

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JANUARY 31, 1998, COMPARED TO SIX MONTHS ENDED JANUARY 31, 1997.

    For the six months ended January 31, 1998, the Company reported revenue of $2,969,000 from the sale of its hydroponic products, systems and services, a 4% increase compared to the same period ending January 31, 1997 where the Company reported revenue of $2,865,000 on the sale of its products, systems and services. The increase was primarily attributable to an increase in the sale of hydroponic supplies and service revenues. The Company's gross margin on sales increased to 40% in the six months ended January 31, 1998 from 37% in the six months ended January 31, 1997. The increase in gross margin is directly attributable to the increase in service revenue.

    Selling, general and administrative expenses increased to $888,000 in the six months ended January 31, 1998 from $806,000 in the six months ended January 31, 1997. The increase was the result of expenditures primarily in product development and professional fees. Service related expenses also increased.

    Interest and financing charges decreased in the six months ended January 31, 1998 to $58,000 from $61,000 in the same period of 1997 due to a decrease in borrowings.

    YEAR ENDED JULY 31, 1997 COMPARED TO JULY 31, 1996.

    For the year ended July 31, 1997, sales of its hydroponic products, systems and services increased to $5,032,000 as compared to $3,854,000 for the year ended July 31, 1996 for a 31% increase. The sales increase was the result of increased demand resulting from expanded marketing effort for the Company's hydroponic products and systems. The Company's gross margin on sales increased by approximately 2% for 1997 as compared to 1996 primarily due to the increase in higher margins on hydroponic system sales and increased service revenues.

    Selling, general and administrative expenses increased to $1,711,000 for the same period in 1997 from $1,249,000 in the same period in 1996. Such increase in expenses was the result of increased wages and benefits, freight costs and product development expenses. The increased wages are associated with additional management and administrative staff needed to support operations. Product development costs also increased to $104,000 for the same period in 1997 from $40,000 for the same period in 1996 as a result of the further technical development of certain products and systems offered by the Company to its customers. As a result of increased sales, increased management and administrative costs and increased product development costs, the Company's operating profit was $263,000 for the same period in 1997 as compared to $176,000 for the same period in 1996.

    Interest and financing expenses increased to $120,000 in the same period in 1997 as compared to $119,000 for the same period in 1996 as a result of greater borrowings outstanding during 1997.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations to date have concentrated on continuing development of its hydroponic products and systems, establishing acceptance of its products and systems in its industry, providing technical service to its existing customer base and expansion of its business. The Company has, historically financed these activities through internally generated cash flows from operations and financing through long-term obligations (see Note C to the Company's Financial Statements). Management of the Company believes that cash flow provided by operations and the net proceeds of this offering will be sufficient to sustain operations for the remainder of fiscal 1998 and fiscal 1999. Additional financing may be necessary to provide for continued product development and operations in fiscal 2000.

    In January 1998, the Company entered into a letter of intent with the Underwriter for this initial public offering of the Company's securities. The net proceeds of this offering, aggregating approximately $6,100,000, should provide adequate working capital for the Company to enhance and, otherwise, stabilize cash flow during at least the 12 months of operations following the closing of this offering, such that any shortfalls between cash generated by operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.

    Although it is uncertain that the Company's shares of Common Stock will rise to a level at which the Warrants would be exercised, in the event subscribers in this offering elect to exercise all of the Warrants herein (not including the Underwriter's Over-allotment Option or the Underwriter's Purchase Option), the Company will realize gross proceeds of approximately $10,500,000. Management anticipates that the proceeds from the exercise of the Warrants would be contributed to working capital of the Company. Nonetheless, the Company may at the time of exercise allocate a portion of the proceeds to any other corporate purposes. Accordingly, investors who exercise their Warrants will entrust their funds to management, whose specific intentions regarding the use of such funds are not presently and specifically known.

    The Company is unable to predict the precise period for which this offering will provide financing, although management believes that the Company should have sufficient working capital to meet its cash requirements for the 12 months period following the date of this offering. Accordingly, the Company may need to seek additional funds through loans or other financing arrangements during this period of time. No such arrangements exist or are currently contemplated and there can be no assurance that they may be obtained in the future should the need arise.

    Pending utilization, management of the Company intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or federal government securities.

IMPACT OF INFLATION

    The Company does not believe that inflation has had a material adverse effect on income since its inception. Increases in supplies or other operating costs may adversely affect the Company's operations; however, the Company believes it may increase prices of its hydroponic products, systems and services to offset increases in operating costs.

SEASONALITY

    Based on its experience to date, the Company believes that its future operating results will not be subject to seasonal changes. Such effects, should they occur, may be apparent in the Company's operating results during a period of expansion. However, the Company can make no assurance that its business can be significantly expanded.

                                    BUSINESS

OVERVIEW

    CropKing, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops, such as tomatoes, lettuce, peppers, herbs, strawberries and roses. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order. The Company annually distributes more than 100,000 mail order catalogs and other marketing materials to its customers and prospective customers worldwide.

    The Company intends to principally use the proceeds of this offering for operating costs and working capital, including business development, capital equipment, marketing and sales and mergers and acquisitions of complementary companies in an effort to significantly expand its business and operations. The Company can make no assurances that the proceeds of this offering will enable it to expand its business and operations in any manner. See "Use of Proceeds" and "Financial Statements."

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in the State of Delaware in August 1997. The principal executive offices of the Company are located at 5050 Greenwich Road, Seville, Ohio 44273, and its telephone number is (330) 769-2002. The Company's Internet address is www.cropking.com. Unless the context otherwise indicates, the terms "Company" and "CropKing" as used in this Prospectus refer to CropKing, Incorporated.

THE HYDROPONIC INDUSTRY

    Hydroponics may be generally defined as the science of growing disease and pesticide-free plants in soilless, insert media, to which is added a water soluble nutrient containing the essential elements needed by the plant for optimum growth and development. It is not a new scientific endeavor, with work being done by researchers as early as the 1600's. In the early 1930's W. F. Gericke of the University of California applied laboratory experiments in plant nutrition to practical and commercial use. In doing so, he termed these nutri-culture system, "hydroponics," derived from two Greek words, HYDRO and PONOS, hydro, meaning water, and ponos, meaning labor, or literally, working water.

    Only since the mid 1980's, has hydroponics taken a major step forward with the introduction of two particular growing media, including rockwool and perlite. The advantages of these two media have allowed hydroponics to move forward and become accepted as a practical and profitable way of growing certain crops. Gericke's application of hydroponics soon proved itself by providing food for troops stationed on non-arable islands in the Pacific in the early 1940's. In 1945, the U.S. Army Air Force solved its problem of providing its personnel with fresh vegetables by practicing hydroponics on the rocky islands normally incapable of producing such crops.

    With the development of plastics, hydroponics took another large step forward. Plastics freed growers from the costly construction of concrete tanks and beds previously used. Today, computerized environmental control systems, automated injector feed systems, plastic plumbing and grow bags and other technological innovations, have allowed growers to become increasingly efficient in their production of crops using hydroponics, thereby reducing both capital and operational costs.

    Hydroponics has become a reality for growers in all climate regions. Large hydroponic greenhouse complexes exist throughout the world including Holland, England, Germany, the Middle East, Spain and Africa. Holland has been a leader in the hydroponic industry. In this small country, no larger than the state of Connecticut, there are over ten thousand acres of greenhouses utilizing hydroponic technology. Much of the production is shipped to the United States and other countries at premium prices. England's hydroponic industry, while somewhat smaller than Holland's, still includes well over four thousand acres of hydroponic greenhouse production. Canada has over one thousand acres, but in the United States, there are currently only about one thousand acres of hydroponic greenhouse production.

    Why this small amount, in a country far larger geographically and in population than its European counterparts? It is primarily because U.S. demand for high quality vegetables has lagged behind that of other countries. Not until the "baby boomer" generation matured did the consumer demand the quality that only hydroponics can provide. Thus, in the late 1970's and early 1980's as the post-war generation entered the market, they demanded quality produce, and exhibited a willingness to pay a premium price to obtain it.

    Hydroponic production techniques have significantly improved, and agriculturally inclined entrepreneurs have begun to meet that demand. The growing systems used in Holland and several other countries where hydroponic technology is advanced, include the perlite and rockwool systems and rarely is any other system considered by these up-to-date growers. The Company has "packaged" its own proprietary technology that the Company believes is the most efficient, most productive technology in its industry and offers it on a turn-key basis to its customers worldwide.

    Commercial hydroponics lends itself well to individual and small business operated greenhouse enterprises where with good management practices, it can be profitable supplying local markets with fresh produce on a year round basis. The Company believes that markets for hydroponically grown produce have been established and demand currently exceeds supply.

    The advantages of hydroponics VIS A VIS traditional field agriculture are significant, including:

    -Superior taste, quality, appearance, uniformity and extended shelf life of hydroponic vegetables.

    -No sterilization of growing media required and plant nutrition is easily and completely controlled within nutrient tanks.

    -No weeds, no cultivation, no soil borne diseases or insects. Allows for uniform water availability to plants.

    -Closer plant spacing is possible and moveable plant channels allow greater production from equal areas for some crops.

    -Less water is required and less fertilizer needed. Root zone heating, known to especially benefit tomatoes and cucumbers, is feasible and practical.

    -Use of biological controls including beneficial insects and safe methods of insect control are possible in a controlled environment system.

    For many of the Company's customers, tomatoes are the ideal crop to produce due to their high demand and high market value. Since tomatoes are a universal staple in the American diet, they are easily marketed, even in outlying rural areas away from major markets. This ease of marketing all that a grower can produce is an important issue to consider when choosing a hydroponic crop. Also, with a ten day shelf life, tomatoes need no refrigeration or special treatment prior to delivery to market.

    Consumer acceptance of hydroponically grown tomatoes has also contributed to their appeal to the large commercial grower. Most of the year consumers must depend on field grown tomatoes, usually from Mexico, Florida or California. These green picked, gas ripened tomatoes are usually of questionable quality and their taste and texture leave much to be desired. Transportation costs, unionized labor, and climatic conditions are increasing the cost to produce field vegetables, and are causing a shift of vegetable production closer to the markets, making controlled environment tomato production a particular profitable alternative for the grower who is looking to diversify.

    The quality of the hydroponically grown tomato is superior, with a beautiful appearance, smooth skin, little or no blemishes, a deep red color when fully ripe, a real tomato aroma, a meaty texture and an excellent taste, much like very carefully cultivated garden tomatoes. Produce buyers are anxious to find suppliers for this quality of tomato at a reasonable price.

    Most hydroponic growers prefer to grow a single tomato crop for the entire year, with northern growers usually planting seeds in early January, and southern growers planting in August. Some growers plant two crops per year, a spring and a fall crop, thereby eliminating the lower price received during the summer months and allowing a reduction in labor at those times. In the north, while the price is lower for a month or so in the summer time, hydroponic tomatoes bring a premium price, right through the home grown season.

    To make a full time business, to generate sufficient wages for the owner/operator customer, and to earn a reasonable profit, the Company recommends a quarter acre, four bay greenhouse as the minimum size to begin with. Some customer growers wishing to start out on a smaller scale choose either a 30' X 124' free-standing unit, or a two bay connect unit, which can be added onto in the future.

    Hydroponic tomatoes can be grown in several types of soilless systems, with perlite bags being one of the most popular. Rockwool, peat bags and NFT (Nutrient Film Technique), are also used by some growers. The perlite bag system, developed by growers in Scotland, is becoming the most popular system due to the lower capital costs and ease of installation and management. Although perlite is the system included in the Company's systems, the Company is able to offer a variety of other systems, depending on the grower's requirements.

STRATEGY

    The Company believes that the hydroponic industry will be an important industry in the foreseeable future due to four overriding environmental issues that have worldwide implications and which are instrumental in the Company's business strategy:

    DECREASING FRESH WATER SUPPLIES AND WATER QUALITY.

    During this century demands for fresh water have soared worldwide. This is due to rapid industrialization and the needs of a rapidly expanding world population. Almost all of open field crops in the U.S. and many other countries draw heavily from rivers and underground aquifers. Whole agricultural regions depend on these sources, and many water sources are fast disappearing.

    For example, the Ogalala Aquifer, which stretches from Canada down through the Southwestern U.S., is responsible for millions of acres of bountiful croplands and grazing lands. The United States Geological Survey (USGS) reports that this aquifer, which has only been in heavy use for less than 50 years, is more than two-thirds depleted in some areas. It is estimated that much of this aquifer will be close to bone dry in 30-40 years with current usage. This aquifer may take thousands of years to replenish itself.

    The many fresh water wells in the Middle East are another example. Up to 30 years ago, water in these wells was always available a few meters down--even at the end of severe 7-12 years droughts that have been recorded periodically during the past 3,000 years. Now, at some of these wells, it is necessary to go down 1,000 meters and more to draw water. Moreover, as underground water table levels decline, or pockets (known as "lenses") of fresh water become smaller, water usually becomes more "brackish;" it has higher concentrations of dissolved salts. When this water is used for irrigation, and the water evaporates, it leaves a salt residue (known as "salinization"). As this salt residue builds up, it reaches a level where plants will not grow in it.

    Many of California's formerly productive agricultural lands no longer grow crops. They are coated by, and saturated with, salt. Something similar can be seen along the Nile in Egypt below the Aswan Dam. The annual flooding of the undamed Nile used to wash away evaporated salts from what was some of the most fertile land in the world. Now the farmland shines white with salt instead of green with crops.

    Another problem is increasing contamination of rivers and aquifers with the excessive use of chemical fertilizers and insecticides on farms, plus chemical pollution from urban development and industry. 250 million tons of industrial waste is generated every year, much of it released into the air. Also, heavy metals and deadly chemicals are leached by water from garbage and toxic wastes in landfills, finding their way into underground water and waterways, which are often used to irrigate crops. One of many examples is cadmium. This toxic heavy metal is readily taken up by the root system of lettuce and works its way into the leaves. Eating those lettuce leaves in salads means ingesting a toxic chemical that the body stores away. When enough cadmium accumulates, it means serious health problems.

    Good quality fresh water can only become more scarce, more expensive and more controlled. A well managed hydroponic plant wastes no water. That is because whatever the plant does not use is recirculated instead of draining away. Excellent water utilization provides a strong competitive advantage for the hydroponic industry.

    INCREASING FREQUENCY OF CLIMATE RELATED PROBLEMS.

    In recent years, farmers in the U.S. and abroad have experienced more climate and weather related problems than ever before, severely curtailing production of many basic crops. Freezes in southern Florida and throughout southern U.S. have significantly damaged field tomato production for the past several years. Droughts, floods, wind, hail, early freezes and late frosts, have significantly upset the typical planting and harvesting schedules of farmers throughout the U.S.

    This year's El Nino storms have caused more areas of the country to be considered disaster areas than any other single event of this century. El Nino's heavy rains and high winds have caused substantial crop damage to tomato, lettuce, cucumber and pepper crops in California, strawberry and tomato crops in Florida, peach and apple orchards in the southeast, and will delay or prevent early plantings of many food crops in the midwest this Spring.

    If conditions in the 1990's are similar to two similar weather cycles of the last century (and so far they have been worse), we may expect to continue to encounter climate extremes of drought, flood and other severe and unusual weather on a worldwide basis. It is predicted that a major drought combined with current population trends may cause widespread food shortages and possibly a worldwide food crisis, persisting for several years. World political power may center around food and water, not necessarily on just oil or technology, as it does today. Witness what is currently occurring in North Korea, where alternating drought and floods have devastated the farmers' ability to feed their countrymen.

    There is recent evidence that our planet may have entered a period linked to weather and climate extremes, plus increased volcanic and earthquake activity. The natural forces at work may last several years. New weather patterns caused by El Nino are already shifting rainfall and its timing. Weather patterns are significantly changing the growing conditions in many parts of the world to such an extent that farmers worldwide are having a difficult time knowing when and when not to plant their crops. Many of the areas we have come to rely on as primary crop producing regions may be affected. Until a new weather pattern stabilizes, we should expect much more unpredictability and less favorable growing conditions. Further, these historic climatic concerns are likely to be magnified by the continuing erosion of the earth's ozone layer, unprecedented overpopulation that is already straining natural resources, and the depletion of fresh water supplies.

    This climatic environmental issue favors protected crops, controlled environment agriculture and hydroponics. With a well designed hydroponic growing system, a grower can do much to protect plants from drought and flooding, unseasonable frosts and freezes, wind and hail, and other sudden and more common changes in climate conditions. The Company believes that these are strong competitive advantages for the hydroponic grower and represents a significant business opportunity for the Company.

    INCREASING EROSION OF TOP SOIL AND SOIL DEGRADATION.

    More than three billion acres of agricultural land has sustained heavy soil damage due to human action. That is an area the size of China and India combined. The World Resources Institute reports that:

    -22 million acres no longer support vegetation,

    -740 million acres need extensive restoration, and

    -2,300 million acres need major and costly reclamation.

    The cost of restoration and reclamation, or even of meeting modest regulations needed to control soil erosion and contamination, is beyond the means of most developing countries.

    Soil erosion is among the major environmental problems facing the world today. Each year an estimated two billion tons of top soil are lost to wind or to water runoff. Agricultural output in many areas continues to decline because of erosion and soil degradation. Major causes cited by the World Resources Institute include:

    -Overgrazing by livestock causes 35% of soil erosion. It is widespread in Africa and Oceania.

    -Deforestation accounts for 30% of soil erosion. It is predominant in South
     America and increasing in South East Asia.

    -Harmful agricultural practices are responsible for 28% of soil loss and degradation. It occurs because of over-fertilization and insufficient fallow or rest periods. "Slash and burn" methods by poverty-stricken inhabitants in Africa, Asia and South America leave fields vulnerable to erosion.

    -Salinization, the build up of salts in soil, has been discussed above.

    -Soil compaction, due to commercial farming methods is another problem. In addition to water and nutrients, plant roots need easy access to oxygen for best growth.

    Hydroponic crops are not grown out of depleted and/or contaminated soil. Special nutrient formulas provide more than just basic elements, and often include subtle trace elements that "maximize the genetic potential" of the plant. These formulas help the plant and its fruit develop to be the best it can be. In addition, some hydroponic growing systems maximize the oxygen that reaches the plant's root system, and that is very beneficial to plant growth.

    INCREASING RESISTANCE OF INSECT PESTS AND PLANT DISEASES TO CHEMICAL
CONTROLS.

    Insects play essential roles in nature. They aid bacteria and other organisms in soil formation. Many plants depend on insects for pollination. A few insects produce important commercial products--honey, silk, wax, dyes and pigments, for example. However, the United Nations Food and Agriculture Organization ("UNFAO") estimates that one-third of all cultivated crops are now lost to insect pests. That percentage is rapidly increasing according to UNFAO.

    Direct damage is done by feeding on leaves, stems, roots or fruit. Indirect damage occurs when insects transmits bacterial, or more frequently, viral infections to a crop. For example, in the American Southwest and Mexico, the white fly is known to transmit a virus that devastates both open field and protected crops, and for which no effective control is known.

    The first large scale use of pesticides in agriculture was in the 1860's. Massive use of pesticides and insecticides in the U.S. began in the 1940's--only about 60 years ago. Other countries followed our practices or accepted U.S. aid and our practices. Since the 1950's, pesticide resistant species have increased dramatically. As of 1997 at least 520 insects and mites, at least 150 plant diseases and at least 113 weeds have developed resistance to one or more pesticides meant to control them. In addition, 17 insect species are resistant to all major classes of insecticides. Several plant diseases are now immune to most fungicides used against them.

    Growing healthy plants and using biological controls are becoming increasingly important. The Company believes that a skilled grower can have a significant advantage in a hydroponic greenhouse. More important for customer business, significant segments of the market are willing to seek out and to pay a premium price for high grade produce that is grown without the use of dangerous pesticides, insecticides and fungicides.

    The Company believes that as these four environmental issues intensify, its strategy will be to define its hydroponic products and systems as a part of the solution to these important and overriding worldwide concerns. The Company's hydroponic products and systems have been designed to offer a lower risk, higher profit alternative to traditional outdoor agriculture, combining the advantages of soilless growing techniques with a technically controlled greenhouse environment for unprecedented control over the quality and consistency of many high yield crops, including tomatoes, lettuce, peppers, herbs, strawberries and roses. By providing plants with the right amounts of nutrients for optimum growth, maintaining the right balance of temperature and humidity and applying proper biological methods of insect control, the Company's customers should be able to produce commercial, year-round high value, specialty, disease and pesticide-free plants and floral crops.

    Also, an important part of the Company's strategy is to stress the significant environmental and economic advantages of its hydroponic products and systems over traditional field agriculture.

             TRADITIONAL FIELD AGRICULTURE                       CROPKING'S HYDROPONIC PRODUCTS AND SYSTEMS
--------------------------------------------------------  --------------------------------------------------------
         Picked green and "gassed" to maturity                     Fresh, vine ripened, harvested at the
                                                                        peak of taste and appearance

            Shipped long distances to market                               Grown close to market

             Seasonal production, when all                                  Grown out of season
               field growers have product                                  when demand is highest

          Subject to weather-related problems;                         Controlled environment insures
       frost, freeze, flood, drought, wind, rain                          optimum growing climate

     Soil related problems; weeds, insects, disease                    No soil means no soil problems

      Chemical means of insect and disease control                       Safe, biological means of
                                                                         insect and disease control

              Poor quality--poor consumer                             Superior quality--good consumer
                       acceptance                                                acceptance

HYDROPONIC PRODUCTS AND SYSTEMS

    The Company designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies, to customers in the United States and abroad for the commercial year-round production of high value, specialty, disease and pesticide-free plant and floral crops. The Company's hydroponic products and systems are offered to its prospective commercial and individual customers in standard and custom-designed configurations, providing versatile commercial structures, products and systems, including related technology, equipment and supplies, on a turn-key basis.

    Unlike the generic greenhouses and equipment sold by other suppliers, the Company offers a controlled environment hydroponic products and systems design for the commercial year round production of high value, specialty, disease and pesticide-free plant and floral crops. A significant advance over conventional glass hothouses of the past, the Company's advanced greenhouse design utilizes energy efficient clear double covers constructed with the most advanced polymer technology available to keep energy costs to a minimum. The Company's proprietary design allows it to withstand high winds and heavy snow anywhere in the U.S. and still maintain ideal growing conditions inside.

    A complete hydroponics system, which is offered in standard and custom-designed configurations, includes heating, cooling and ventilation equipment, as well as dehumidification, optional floor heating, computerized environmental controller and monitor and an automated nutrient injection system. The Company does all the work for its customers on a turn key basis in sourcing and configuring its hydroponic products and systems from reputable and dependable suppliers, so that all of the parts to a system will work in harmony together. Also, the Company's technicians analyze a customer's water source to develop an appropriate nutrient program. The Company's technical staff conducts periodic and subsequent analyses to keep the customer's nutrients optimized for its target crops.

    A standard 30' X 124' free standing configuration of the Company's hydroponic system includes the following features:

1. HYDROPONIC GREENHOUSE STRUCTURE

    All of the Company's hydroponic greenhouse structures feature high strength galvanized structural steel tubing, with 50,000-55,000 PSI tensile strength. Frame, galvanized structural steel, with 4' arch spacing, with ground stakes, couplers, five purlins, wind braces, cross braces, connectors, driving head, hardware and blueprints. Also includes 2" x 4" end wall brackets for attaching endwall studs.

2. ENTRANCE DOOR

    Greenhouse entrance door, steel clad, insulated door with window, aluminum casing, handle and lockset.

3. U.V. RESISTANT COVER

    Two covers, 3 year U.V. resistant cover film with inner layer of infrared energy saving and outer layer U.V.A. clear. End cover is simple layer, 3 year U.V.A. film.

    NOTE: POLYCARBONATE ENDWALL COVERING IS OPTIONAL.

    Aluminum extruded cover lock for base and cedar fascia for end arches. Barten tape for end framing, with screws, bit and mallet.

    Air inflation kit with blower and mounting hardware for double wall insulated cover system.

4. COOLING SYSTEM

    Two 48" American Coolair exhaust fans with galvanized slope wall housing, fan guards, aluminum shutters (one 1-speed, one 2-speed).

    Glacier Cor evaporative pad cooling system, with water distribution system, pad retainer, aluminum water return system, pump, float valve plumbing kit.

    NOTE: SUMP TANK IS NOT INCLUDED AND MUST BE PURCHASED LOCALLY.

5. HEATING SYSTEM

    Two gas unit heaters, propeller type, with aluminized steel heat exchanger (10 year warranty), gravity vented with standing pilot and fan time delay. 80% Thermal Efficiency. Natural or LP.

    NOTE: GALVANIZED VENT PIPE IS NOT INCLUDED AND MUST BE PURCHASED LOCALLY.

    The heater hanger kits, galvanized steel, with nuts, bolts and hardware for mounting.

    NOTE: A HOT WATER, BOTTOM HEATING SYSTEM IS AVAILABLE AT ADDITIONAL COST, BUT CAN SAVE SIGNIFICANTLY ON ENERGY COSTS AND CAN INCREASE YIELDS.

6. AIR CIRCULATION SYSTEM

    One 30" fan jet system with motorized air intake shutter, housing, heat kit and hardware.

    Air delivery kit with 120' poly air tube, punched, with support wire and tube mounting hangers.

7. ENVIRONMENTAL CONTROLS

    Q-Com, "Grower's Choice," Model 1500, with on screen programming, power supply, 15 outputs, 9 LED status display indicators and manual switches, 6 pilot ready outputs, temperature and humidity sensor in radiation housing. Pre-wired to electrical panel.

8. AIR INTAKE VENT ASSEMBLY

    Counterbalanced cedar baffle door framing with fiberglass covering, all cables, pulleys and hardware.

    NOTE: AUTOMATIC POWER VENT OPTIONAL.

9. PLANT SUPPORT SYSTEM

    Heavy duty galvanized steel plant support system with 3" end posts and 2" intermediate posts including wire cable, eye bolts, U-bolts and turnbuckles.

10. ELECTRICAL PANEL

    Pre-wired electrical panel including interior panel box, relay box, breakers, relays, duplex receptacle, mounted on plywood board.

    NOTE: WIRE FROM SERVICE TO PANEL, AND PANEL TO MOTORS, HEATERS, ETC., IS NOT INCLUDED AND MUST BE PURCHASED BY GROWER.

11. PERLITE NUTRIENT FEED SYSTEM

    Triple Dosmatic Injector System (pre-assembled, mounted and tested), three concentrate tanks, pressure gauge, solenoid valve and plumbing kit.

    Nutrient delivery system including main nutrient feed header, T connectors for feed lines, CNL drip emitters, plugs, stakes, feeder tubes, punch, fittings and hardware.

12. GROWER TECH SERVICE PROGRAM

    Includes two day Grower Workshop, Workshop on Video, Grower's Manual, Construction Manual and Blueprints, Newsletter, Annual Conference Audio Tapes and Continuing Technical Support.

13. TESTING MISC. EQUIPMENT

1 Morr, Conductivity DS Meter....  $  138.50
1 Fisher pH Test Kit with
  Indicator Solution.............      41.50
1 Certified Hygrometer...........     109.95
1 Nutrient Concentrate Mixing
  Pump...........................      49.95
2 Min-Max Thermometers...........      49.90
1 Tomato Pollinator, with Battery
  and Recharger..................     183.95
                                   ---------
  Total Testing and Misc.
    Equipment....................  $  573.75
                                   ---------
                                   ---------

14. GROWING SUPPLIES

FOR APPROXIMATE ONE YEAR CROP:
 290 Perlite Bags................  $  870.00
  12 Pads, Rockwool Cubes,
  1 1/2".........................      80.50
1080 Rockwool Propagation Blocks,
  4".............................     430.00
1250 Trust/Match Hybrid Tomato
  Seeds..........................     251.50
1000 Tomahooks...................     110.00
   4 Boxes Vine Twine............      91.80
   2 Cases Vine Clips, 3/4"......     199.60
   1 Seedling Support Mat........      64.50
   1 Greenshield, Gal............      32.85
   1 Roll, Poly Patch Tape.......       7.95
                                   ---------
  Total Growing Supplies.........  $2,138.70
                                   ---------
                                   ---------

    NOTE 1: PACKAGING SUPPLIES WILL VARY IN TYPE AND IN QUANTITIES PURCHASED DEPENDING ON CUSTOMER'S MARKET. THEREFORE, NO PACKING SUPPLIES ARE INCLUDED IN A PRICE SHEET. THEY MAY BE PURCHASED WITH THE PACKAGE, OR AT A LATER DATE, ONCE PRODUCTION BEGINS.

    NOTE 2: FERTILIZERS ARE NOT INCLUDED IN THE GROWING SUPPLIES ABOVE. THE AMOUNTS OF FERTILIZER REQUIRED AND PRICING CAN BE DETERMINED ONCE A WATER ANALYSIS HAS BEEN RECEIVED AND REVIEWED BY THE COMPANY'S HORTICULTURIST.

    PRICE SUMMARY MARCH 1998

  ITEM
   NO.     DESCRIPTION                                                                   PRICE
---------  ------------------------------------------------------------------------  -------------
1-8        Hydroponic Greenhouse Package...........................................  $   14,915.55
9          Tomato Plant Support System.............................................         780.00
10         Electrical Panel........................................................         990.00
11         Perlite Nutrient Feed System............................................       3,170.00
12         Grower Tech Service Program.............................................       1,000.00
13         Testing & Misc. Equipment...............................................         573.75
14         Growing Supplies........................................................       2,138.70
                                                                                     -------------
           Total Price of Above Package............................................  $   23,568.00
                                                                                     -------------
                                                                                     -------------

    ADDITIONAL ORDERING INFORMATION FOR THE COMPANY'S CUSTOMERS:

    Additional items not provided by the Company may be necessary to complete a package.

    Blueprints are made available once a deposit has been received by the Company and an order has been placed.

    Pricing is subject to standard Terms and Conditions of Sale that is made a part of a Sales Contract when a purchase is made of the Company's hydroponic products and systems.

    Customers are to allow three to six weeks for shipment of a complete system. The framework and materials necessary to begin construction may be shipped sooner if desired. All items are F.O.B. Seville, Ohio, or origin of manufacture. One-third deposit required with an order, one-third when actual production of an order begins, and the remaining one-third is due prior to shipment.

    Specifications and prices are also subject to change without notice.

    Additional standard free standing configurations and the capacity of the Company's hydroponic systems are as follows:

                     BAY DIMENSIONS                                               CAPACITY
--------------------------------------------------------  --------------------------------------------------------
               30'X124' Freestanding Bay                                     870 tomato plants
              44'X128' Freestanding 2-Bay                                   1,440 tomato plants
              66'X128' Freestanding 3-Bay                                   2,160 tomato plants
              88'X128' Freestanding 4-Bay                                   2,880 tomato plants

    The prices of the Company's turn-key hydroponic systems range from $23,568.00 to approximately $75,000, subject to the customer's final custom specifications.

MARKETING, DISTRIBUTION AND SALES

    The Company's marketing, distribution and sales strategy targets commercial and independent growers, dealers and distributors, mail order customers and Internet (address: www.cropking.com) customers. At year end July 31, 1997, commercial and independent growers represented approximately 87 percent of sales, dealers and distributors represented approximately seven percent of sales, mail order customers represented approximately six percent of sales and Internet customers represented approximately one percent of sales. The Company believes that its mail order and Internet customers will gain a larger percentage of its sales in the future due to stronger marketing efforts by the Company and a general trend in the market towards the electronic marketplace.

    The Company also uses direct marketing of its hydroponic products, systems and services, and intends to use a variety of other marketing programs to stimulate demand for its products, systems and services. These programs are focused on the target markets mentioned above and are designed to leverage the Company's mail order list (more than 100,000 current and prospective customers) and the Internet, and both are powerful marketing vehicles. In addition, the Company intends to develop co-marketing programs with strategic corporate partners designed to take advantage of complementary marketing capabilities, E.G., agribusiness companies with mail order catalogues and other marketing and distribution channels for the Company's hydroponic products and systems.

    The Company also markets and distributes its products in the U.S. and abroad in part by disseminating its products and systems through multiple national and international distribution channels. The Company heretofore has had limited resources to market and distribute its products and systems. The Company can make no assurances as to the future success of its marketing and distribution strategy. Furthermore, the Company has limited resources to achieve the distribution of its products and systems and no assurances can be made that the Company will not require additional financing, which may not be available, to achieve such objective. The Company has designed its marketing and distribution strategy to address the particular requirements of its commercial and independent growers, and individual customers. Therefore, the Company's marketing and distribution efforts consists of a direct sales force of four persons, dealers and distributors, telesales, mail order catalogue and the Internet. Following the closing of this offering, the Company intends to increase its direct sales force by three persons, all of whom will work on a base salary plus a sales commission. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the revenues generated; or that the Company's marketing and distribution organization will be able to successfully compete against the significantly more extensive and well-funded marketing and distribution operations of many of the Company's current or potential competitors. The Company's inability to effectively manage its internal expansion may have a material adverse effect on the Company's business, operating results or financial condition.

PATENT, TRADEMARK, COPYRIGHT AND PROPRIETARY RIGHTS

    The Company may file patent, trademark and/or copyright applications relating to certain of the Company's hydroponic products and systems. If patent, trademarks or copyrights were to be issued, there can be no assurance as to the extent of the protection that will be granted to the Company as a result of having such patents, trademarks or copyrights or that the Company will be able to afford the expenses of any complex litigation which may be necessary to enforce its proprietary rights. Failure of the Company's patents, trademark and copyright applications may have a material adverse impact on the Company's business. Except as may be required by the filing of patent, trademark and copyright applications, the Company will attempt to keep all other proprietary information secret and to take such actions as may be necessary to insure the result of its development activities are not disclosed and are protected under the common law concerning trade secrets. Such steps will include the execution of nondisclosure agreement by key Company personnel and may also include the imposition of restrictive agreements on purchasers of the Company's products, systems and services. There is no assurance that the execution of such agreements will be effective to protect the Company, that the Company will be able to enforce the provisions of such nondisclosure agreements or that technology and other information acquired by the Company pursuant to its development activities will be deemed to constitute trade secrets by any court of competent jurisdiction.

GOVERNMENT REGULATION

    The Company is not currently subject to direct regulation by any state or federal government agency other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or to commerce on the Internet, a new electronic marketing medium for the Company. However, due to the increasing popularity and use of the Internet for electronic commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, conveying issues such as user privacy, credit card use, and the pricing of commercial products offered for sale. The adoption of any such laws or regulations may stifle electronic commerce on the Internet, which may in turn decrease the demand for the Company's products and systems and increase the Company's cost of doing business or otherwise have an adverse impact on the Company's business, operating results or financial condition.

COMPETITION

    The Company's success and ability to compete is dependent in part upon its proprietary hydroponic products and systems. While the Company intends to rely on patent, trademark, copyright and proprietary rights to protect its proprietary hydroponic products and systems, the Company believes that such factors as the technological and creative experience and skills of its personnel, new product developments, frequent product enhancements, name recognition, and reliable product and system service are more essential to establishing and maintaining a position in the marketplace. Despite the Company's efforts to protect its proprietary rights and trade secrets, unauthorized parties may attempt to copy aspects of the Company's hydroponic products and systems to "reverse engineer" the Company's proprietary designs, or to obtain and use information that the Company regards as proprietary. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation may result in substantial costs and diversion of resources and may have a material adverse effect on the Company's business, operating results or financial condition.

    The market for the Company's hydroponic products, systems and services is relatively new, intensely competitive, rapidly evolving and subject to rapid change. The Company expects competition to persist, intensify and increase in the future, from start-up companies to major agribusinesses. Many of the Company's current and potential competitors have larger operating histories, greater name recognition, larger instilled customer bases and significantly greater financial, technical and marketing resources than the Company. Competition in the hydroponics business will continue to be intense in the foreseeable future as the environment continues to deteriorate and demand for crop foods intensifies as the population expands, and there can be no assurance that the Company will be able to compete successfully against current or future competitors, or that this significant competition will not adversely affect the Company's business, operating results or financial condition.

EMPLOYEES

    As of the date of this prospectus, the Company has a total of 30 employees, all of whom are full time employees. Of the total number of employees, 20 are engaged in the Company's management, product development, support and services, four are engaged in marketing and sales and six are engaged in administration and finance. Following the closing of this offering, the Company intends to hire approximately nine additional employees, including four in the Company's management, product development, support and services, three in marketing and sales and two in administration and finance. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain qualified technical and managerial personnel. Competition for qualified technical personnel is intense and there can be no assurance that the Company will be able to retain its key technical and managerial employees or that it will be able to attract and retain additional qualified technical and managerial personnel in the future. None of the Company's employees is represented by labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

    The rapid execution necessary for the Company to fully exploit the market window for its hydroponic products and systems requires an effective planning and management process. The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its technical employee base. For example, the Company is currently in the process of building its internal product development and support organization. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market window for the Company's products and systems. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition may be materially adversely affected.

FACILITIES

    The Company leases approximately 25,000 square feet for its principal executive offices located at 5050 Greenwich Road, Seville, Ohio 44273. Base rental for the current premises is approximately $7,500 per month. The lease requires the Company to pay certain property taxes and certain operating expenses. The Company believes that its current facilities are suitable and adequate for its current operations.

                                   MANAGEMENT

    The officers and directors of the Company are as follows:

                      NAME                                            TITLE
------------------------------------------------  ---------------------------------------------

Daniel J. Brentlinger...........................  Chairman of the Board, President, Chief
                                                   Executive Officer, Chief Financial Officer

John Campanella.................................  Vice President, Chief Operating Officer,
                                                   Secretary

James W. Brown..................................  Vice President, Technical Services

Arthur E. Bard..................................  Vice President, Marketing and Sales

Howard M. Resh, Ph.D............................  Director

Robert A. Chesney...............................  Director

    Each of the directors of the Company hold office for a one-year period expiring December 31, 1998. At present, the Company's By-laws provide for not less than one director nor more than nine directors. Currently, there are three directors in the Company. The By-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among any officers or directors of the Company. The officers and directors have served as promoters of the Company and the consideration received for such services has been limited to the compensation disclosed under "Remuneration." The officers of the Company devote full time to the business of the Company. See "Certain Transactions."

    The principal occupation and business experience for each officer and director of the Company for at least the last five years are as follows:

    DANIEL J. BRENTLINGER, 45, has been chairman of the board, president, chief executive officer and chief financial officer of the Company since its organization. Mr. Brentlinger is the founder of the Company. Mr. Brentlinger has substantial senior management, technical operations and marketing and sales experience in the hydroponics and aquaculture industries. Since the founding of the Company in September 1982, Mr. Brentlinger has been instrumental in the organization, development and promotion of the Company. Mr. Brentlinger holds a B.S. degree from Southwest Missouri State University.

    JOHN CAMPANELLA, 49, has been a vice president, chief operating officer and secretary of the Company since 1997 and an employee of the Company since 1991. Mr. Campanella has significant management, operations and marketing and sales experience in the hydroponics industry. From 1980 to 1990, Mr. Campanella was national sales manager for Panasonic Industrial Company, a Secaucus, New Jersey based industrial products company. From 1990 to 1991, Mr. Campanella was president and chief executive officer of Northland Sport Marketing, Inc., a Cleveland, Ohio based sporting goods company. Since 1991, Mr. Campanella has been instrumental in the organization, development and promotion of the Company. Mr. Campanella holds a B.S. degree from the University of Cincinnati.

    JAMES W. BROWN, 53, has been vice president of technical services of the Company since 1997 and an employee of the Company since 1983. Mr. Brown has significant management, technical operations and marketing experience in the hydroponics industry. Since 1983, Mr. Brown has been responsible for the Company's training workshops for the Company's hydroponic products and systems, has coordinated the Company's annual national hydroponics conference, and has otherwise been instrumental in the organization, development and promotion of the Company. Mr. Brown holds a B.S. degree from McGill University, a M.S. degree from Cornell University and an M.D. degree (divinity) from Faith Theological Seminary.

    ARTHUR E. BARD, 56, has been vice president of marketing and sales of the Company since 1997 and an employee of the Company since 1991. Mr. Bard has significant management, technical operations and marketing and sales experience in the hydroponics industry. Since 1991, Mr. Bard has also been responsible for the marketing and sales of the Company's hydroponic products and systems, and related technology, equipment and supplies, and has otherwise been instrumental in the organization, development and promotion of the Company. Mr. Bard holds B.S. and M.S. degrees from the University of Wyoming and a Ph.D. degree (candidate) from the University of Arizona.

    HOWARD M. RESH, PH.D., 56, has been a director of the Company since September 1997. Dr. Resh has substantial senior management, operations and marketing experience in the hydroponics industry. Dr. Resh is a leading international authority in the hydroponics industry and is the author of more than 32 professional publications in the hydroponics field. Since 1990, Dr. Resh has been the technical director and project manager of hydroponics systems, and related technology and products, for California Watercress, Inc., a Fillmore, California based agribusiness. Since 1997, Dr. Resh has been instrumental in the organization, development and promotion of the Company. Dr. Resh holds B.S. and Ph.D. degrees from the University of British Columbia.

    ROBERT A. CHESNEY, 57, has been a director of the Company since September 1997. Mr. Chesney has substantial executive management, technical operations and marketing and sales experience in the telecommunications industry. Since 1978, Mr. Chesney has been president and chief executive officer of Chesney Communications, a Newport Beach, California based communications and video production firm, which produces WINDOW ON WALL STREET, a nationally syndicated financial video program, among other financial video programs. Chesney Communications intends to provide video production for the Company at prices competitive with prices charged by other companies on an arm's length basis. Since September 1997, Mr. Chesney has been instrumental in the organization, development and promotion of the Company. Mr. Chesney holds a B.S. degree from the University of Miami.

REMUNERATION

  EXECUTIVE COMPENSATION

    The following table sets forth remuneration in excess of $100,000 paid for the fiscal years ended July 31, 1997 and 1996 and proposed to be paid for the fiscal year ended July 31, 1998 to the officers and directors of the Company:

                                                                       SUMMARY COMPENSATION TABLE (1)(2)
                                                                ------------------------------------------------
                                                                                                       OTHER
NAME OF INDIVIDUAL OR NUMBER                                                                          ANNUAL
     OF PERSONS IN GROUP            POSITION WITH COMPANY         YEAR       SALARY       BONUS    COMPENSATION
-----------------------------  -------------------------------  ---------  -----------  ---------  -------------

Daniel J. Brentlinger........  Chairman of the Board,             1998     $   175,000  $  87,500       --
                                President, Chief Executive        1997        $ 98,910  $  80,000       --
                                Officer, Chief Financial          1996        $ 94,200         --       --
                                Officer

------------------------

(1) The person named in the table immediately above reflects the only person in the management of the Company as of the date hereof earning in excess of $100,000 per annum. The Company has agreed to purchase key-man term life insurance on Mr. Brentlinger in the amount of $3 million following the closing of this offering. The Company will be the owner and beneficiary of such life insurance policy.

(2) The officers of the Company may receive remuneration as part of an overall group insurance plan providing health, life and disability insurance benefits for employees of the Company. The amount allocable to each individual officer cannot be specifically ascertained, but, in any event, will not exceed $25,000 as to each individual.

(3) Each outside director of the Company is entitled to receive reasonable expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly during the Company's fiscal year, and at such other times duly called. The Company presently has three outside directors.

  EMPLOYMENT AGREEMENT

    The Company has entered into an employment agreement ("Agreement") with Daniel J. Brentlinger, the chairman of the board, president and chief executive officer of the Company, dated as of February 1, 1998. The Agreement will expire on January 31, 2003. The current annual salary under the Agreement is $175,000. The salary under the Agreement may be increased to reflect annual cost of living increases and may be supplemented by discretionary merit and performance increases as determined by the Board of Directors of the Company. Mr. Brentlinger is entitled to an annual bonus equal to 50 percent of the salary provided under his Agreement, which is subject to certain financial performance criteria as established by the compensation committee of the Company.

    The Agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in other employee benefits applicable to employees and executives of the Company. The Agreement provides for the use of an automobile, payment of club dues and other fringe benefits commensurate with his duties and responsibilities. The Agreement also provides for benefits in the event of disability. The Agreement also contains non-compete provisions but are limited in geographical scope.

    Pursuant to the Agreement, employment may be terminated by the Company with cause or by the executive with or without good reason. Termination by the Company without cause, or by the executive for good reason, would subject the Company to liability for liquidated damages in an amount equal to the terminated executive's current salary and a PRO RATA portion of their bonus for the remaining term of the Agreement, payable in a lump sum cash payment, without any set-off for compensation received from any new employment. In addition, the terminated executive would be entitled to continue to participate in and accrue benefits under all employee benefit plans and to receive supplemental retirement benefits to replace benefits under any qualified plan for the remaining term of the Agreement to the extent permitted by law.

LIMITATION ON LIABILITY OF DIRECTORS

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Although the Company has procured directors liability insurance coverage, there is no assurance that it will provide coverage to the extent directors would be indemnified and, in such event, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the Company's Common Stock owned on the date of this Prospectus and, as adjusted, to reflect the sale of shares offered by this Prospectus, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's officers and directors; and (iii) all officers and directors as a group:

                                                                                                          PERCENTAGE OF SHARES
                                                                                                       --------------------------
                                                                                            NUMBER       BEFORE         AFTER
NAME AND ADDRESS (1)                                        POSITION WITH COMPANY          OF SHARES    OFFERING    OFFERING (2)
----------------------------------------------------  ----------------------------------  -----------  -----------  -------------
Daniel J. Brentlinger...............................  Chairman of the Board, President,     1,475,000       73.75         42.14
                                                        Chief Executive Officer, Chief
                                                        Financial Officer
John Campanella.....................................  Vice President, Chief Operating          75,000        3.75          2.14
                                                        Officer, Secretary
James W. Brown......................................  Vice President, Technical Services       75,000        3.75          2.14
Arthur E. Bard......................................  Vice President, Marketing and            75,000        3.75          2.14
                                                        Sales
Howard M. Resh, Ph.D................................  Director                                 50,000        2.50          1.43
Robert A. Chesney...................................  Director                                 50,000        2.50          1.43
Thomas T. Prousalis, Jr., Esq.(3)...................  Stockholder                             200,000       10.00          5.71
All Officers and Directors
  as a Group (6 persons)............................                                        1,800,000       90.00         51.43

------------------------

(1) c/o CropKing, Incorporated, 5050 Greenwich Road, Seville, Ohio 44273.
(2) Does not include the exercise of up to 2,000,000 Warrants offered herein. Each Warrant entitles the holder to purchase one share of Common Stock at $5.25 per share during the five-year period commencing on the date of this Prospectus. The Warrants are redeemable upon certain conditions. Should the Warrants be exercised, of which there is no assurance, the Company will receive the proceeds therefrom, aggregating up to an additional $10,500,000. See "Description of Securities."
(3) 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. See "Legal Matters."

                              CERTAIN TRANSACTIONS

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in Delaware in August 1997. The Company has authorized capital of 25,000,000 shares of Common Stock, $.01 par value. The Company has 2,000,000 shares of Common Stock issued and outstanding prior to this offering. See "Principal Stockholders" and "Description of Securities."

    In August 1997, the Company issued 2,000,000 shares of its Common Stock to seven persons, including the officers and directors of the Company, in a pro rata exchange of securities, in connection with the reincorporation of the Company in Delaware. See "Principal Stockholders."

    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities were transactions by an issuer not involving any public offering. See "Description of Securities."

    The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the shareholders or court approval is required to effectuate indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

    Any future transactions with affiliates will be on terms no less favorable than could be obtained from nonaffiliated parties and will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors. Any future loans to Company officers, directors, affiliates and/or shareholders will be approved by a majority of the independent and disinterested directors, as required by a resolution of the Board of Directors.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value. The Company has 2,000,000 shares of Common Stock issued and outstanding prior to this offering. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

    Prior to this offering, there has been no market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market may adversely affect prevailing market prices, and may impair the Company's ability to raise capital at that time through the sale of its equity securities.

    Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

WARRANTS

    Prior to this offering, there are no Warrants issued and outstanding. The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, New York, New York, as warrant agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which forms a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price of $5.25 (which exercise price has been arbitrarily determined by the Company and the Underwriter) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

    The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

    Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock equals or exceeds $10 per share during a thirty (30) consecutive trading day period ending no more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants or record at least thirty
(30) days, but not more than sixty (60) days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect. Any redemption of the Warrants during the one-year period commencing on the date of this Prospectus shall require the written consent of the Underwriter.

    The Warrant Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

    In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended.

SHARES ELIGIBLE FOR FUTURE SALE

    All of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future, may be sold upon compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since nonaffiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Upon the sale of the securities, and assuming that there is no exercise of any issued and outstanding Warrants, the Company will have 3,500,000 shares of its common stock issued and outstanding, of which 2,000,000 shares will be "restricted securities." Therefore, during each three month period, a holder of restricted securities who has held them for at least the one year period may sell under Rule 144 a number of shares up to 35,000 shares. Non-affiliated persons who hold for the two-year period described above may sell unlimited shares once their holding period is met. However, pursuant to the terms of the Underwriting Agreement, the stockholders of the Company have agreed not to sell, transfer, assign or otherwise dispose of any restricted securities of the Company for a period of 24 months following the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY-HOLDERS

    The Company will furnish to holders of its securities annual reports containing audited financial statements. The Company may issue other unaudited interim reports to its security-holders as it deems appropriate.

    Contemporaneously, with this offering, the Company intends to register its securities with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, the Company will be required to comply with certain reporting, proxy solicitation and other requirements of the Exchange Act.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, Barron Chase Securities, Inc. (the "Underwriter") has agreed to purchase from the Company an aggregate of 1,500,000 Shares and 2,000,000 Warrants (collectively, the "Securities"). The Securities are offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by counsel and certain other conditions. The Underwriter is committed to purchase all Securities offered by this Prospectus, if any are purchase (other than those covered by the Over-Allotment Option described below).

    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Securities to the public at the offering prices set forth on the cover page of this Prospectus. The Underwriter has advised the Company that the Underwriter proposes to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the Underwriter is to receive.

    The Company has granted to the Underwriter an Over-Allotment Option, exercisable for 45 days from the Effective Date, to purchase up to an additional 225,000 Shares and an additional 300,000 Warrants at the respective public offering prices less the Underwriting Discounts set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely to cover overallotments in the sale of the Securities being offered by this Prospectus.

    Officers and directors of the Company may introduce the Underwriter to persons to consider this offering and to purchase Securities either through the Underwriter or through participating dealers. In this connection, no Securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.

    The Company has agreed to pay to the Underwriter a commission of ten percent (10%) of the gross proceeds of this offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Underwriter the Non-Accountable Expense Allowance of three percent (3%) of the gross proceeds of this offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Company has paid to the Underwriter a $50,000 advance in respect of the Non-Accountable Expense Allowance. The Underwriter's expenses in excess of the Non-Accountable Expense Allowance will be paid by the Underwriter. To the extent that the expenses of the Underwriter are less than the amount of the Non-Accountable Expense Allowance received, such excess shall be deemed to be additional compensation to the Underwriter. The Underwriter has informed the Company it does not expect sales of discretionary accounts to exceed five percent (5%) of the total number of Securities offered by the Company hereby.

    The Company has agreed to engage the Underwriter as a financial advisor at a fee of $108,000, which is payable to the Underwriter on the Closing Date. Pursuant to the terms of a financial advisory agreement, the Underwriter has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The Company has also agreed that if the Company participates in any transaction which the Underwriter has introduced in writing to the Company during a period of five years after the Closing (including mergers, acquisitions, joint ventures and any other business transaction for the Company introduced in writing by the Underwriter), and which is consummated after the Closing (including an acquisition of assets or stock for which it pays, in whole or in part, with shares or other securities of the Company), or if the Company retains the services of the Underwriter in connection with any such transaction (an "Introduced Consummated Transaction"), then the Company will pay for the Underwriter's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next one million dollars of such value, 3% of the next one million dollars of such value, 2% of the next one million dollars of such value, and 1% of the next million dollars of such value and of all such value above $4,000,000.

    Prior to this offering, there has been no public market for the shares of Common Stock or the Warrants. Consequently, the initial public offering prices for the Securities, and the terms of the Warrants (including the exercise price of the Warrants), have been determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the public offering prices were the history of, and the prospects for, the Company's business, an assessment of the Company's management, the Company's past and present operations, its development and the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to the Company's assets, book value, earnings or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares or the Warrants will develop after the Closing, or if a public market in fact develops, that such public market will be sustained, or that the Shares or the Warrants can be resold at any time at the offering or any other price. See "Risk Factors."

    At the Closing, the Company will issue to the Underwriter and/or persons related to the Underwriter, for nominal consideration, the Common Stock Underwriter Warrants to purchase up to 150,000 shares of Common Stock (the "Underlying Shares") and the Warrant Underwriter Warrants to purchase up to 200,000 warrants (the "Underlying Warrants"). The Common Stock Underwriter Warrants, the Warrant Underwriter Warrants and the Underlying Warrants are sometimes referred to in this Prospectus as the "Underwriter Warrants." The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants will be exercisable for a five-year period commencing on the Effective Date. The initial exercise price of each Common Stock Underwriter Warrant shall be $8.00 per Underlying Share (160% of the public offering price). The initial exercise price of each Warrant Underwriter Warrant shall be $.20 per Underlying Warrant (160% of the public offering price). Each Underlying Warrant will be exercisable for a five-year period commencing on the Effective Date to purchase one share of Common Stock at an exercise price of $8.00 per share of Common Stock. The Underwriter Warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the Effective Date by the holder, except (i) to officers of the Underwriter and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

    The Common Stock Underwriter Warrants and the Warrant Underwriter Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Underwriter Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Underwriter Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Underwriter Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Underwriter Warrants are exercised and shares of Common Stock are purchased thereunder.

    The Underwriter Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven (7) years from the Effective Date, to include in such registration statement or offering statement the Underwriter Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Underwriter Warrants during the period commencing one year from the Effective Date and expiring four years thereafter, the Company will, under certain circumstances, register the Underwriter Warrants and/or any of the securities issuable upon their exercise.

    In order to facilitate the offering of the Common Stock and Warrants, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock and Warrants. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the Common Stock and Warrant for its own account. In addition, to cover overallotments or to stabilize the price of the Common Stock and Warrant, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. Finally, the Underwriter may reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrant in the offering, if the Underwriter repurchases previously distributed Common Stock or Warrants in transactions to cover the Underwriter's short position in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities, and may end any of these activities at any time.

    The Company has agreed to indemnify the Underwriter against any costs or liabilities incurred by the Underwriter by reason of misstatements or omissions to state material factors in connection with the statements made in the Registration Statement filed by the Company with the Commission under the Securities Act (together with all amendments and exhibits thereto, the "Registration Statement") and this Prospectus. The Underwriter has in turn agreed to indemnify the Company against any costs or liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and this Prospectus, based on information relating to the Underwriter and furnished in writing by the Underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                               LEGAL PROCEEDINGS

    CropKing, Incorporated is not a party to any legal proceedings and, to the best of its information, knowledge and belief, none is contemplated or has been threatened.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon for the Company by Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006. Mr. Prousalis is the beneficial owner of 200,000 shares of Common Stock of the Company. Certain legal matters will be passed upon for the Underwriters by David A. Carter, P.A., 2300 Glades Road, Suite 210W, Boca Raton, Florida 33431.

                                    EXPERTS

    The financial statements of CropKing, Incorporated as of July 31, 1997, included in the Registration Statement and this Prospectus have been included herein in reliance on the report dated January 26, 1998, of Grant Thornton LLP, Independent Certified Public Accountants, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Los Angeles, California Regional Office of the Commission, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648, and copies of all or any part thereof may be obtained from the Commission upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Certified Public Accountants.........................................................         F-2

Financial Statements

  Balance Sheets...........................................................................................         F-3

  Statements of Earnings...................................................................................         F-5

  Statements of Cash Flows.................................................................................         F-6

  Statements of Stockholders' Equity.......................................................................         F-7

  Notes to Financial Statements............................................................................         F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
CropKing, Incorporated

    We have audited the accompanying balance sheet of CropKing, Incorporated as of July 31, 1997, and the related statements of earnings, cash flows, and stockholders' equity for each of the two years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CropKing, Incorporated as of July 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Cleveland, Ohio
January 26, 1998

                             CROPKING, INCORPORATED
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                        JULY 31,
                                                                                                          1997
                                                                                        JANUARY 31,   ------------
                                                                                            1998
                                                                                        ------------
                                                                                        (UNAUDITED)
CURRENT ASSETS
  Cash................................................................................  $    135,237  $    110,920
  Accounts receivable, net of allowance for doubtful accounts of $3,000...............       149,588       148,518
  Accounts receivable--affiliate......................................................        51,552        47,344
  Inventory...........................................................................       585,355       580,505
  Prepaid expenses....................................................................        75,667         9,733
  Deferred taxes......................................................................        12,000        11,000
                                                                                        ------------  ------------
    Total current assets..............................................................     1,009,399       908,020

PROPERTY AND EQUIPMENT--AT COST
  Land................................................................................       209,280       209,280
  Building............................................................................       707,140       707,140
  Furniture and fixtures..............................................................       166,530       134,964
  Leasehold improvements..............................................................       136,768       135,013
  Vehicles............................................................................        25,758        25,758
  Machinery and equipment.............................................................       248,795       240,674
                                                                                        ------------  ------------
                                                                                           1,494,271     1,452,829
    Less accumulated depreciation and amortization....................................       284,786       235,682
                                                                                        ------------  ------------
                                                                                           1,209,485     1,217,147

OTHER ASSETS..........................................................................         1,806         1,806
                                                                                        ------------  ------------
                                                                                        $  2,220,690  $  2,126,973
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        The accompanying notes are an integral part of these statements

                             CROPKING, INCORPORATED
                                 BALANCE SHEETS
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                        JULY 31,
                                                                                                          1997
                                                                                        JANUARY 31,   ------------
                                                                                            1998
                                                                                        ------------
                                                                                        (UNAUDITED)
CURRENT LIABILITIES
  Current portion of long-term obligations............................................  $     48,622  $     46,295
  Accounts payable....................................................................       217,136       172,363
  Customer deposits...................................................................        58,384       158,299
  Accrued liabilities.................................................................        94,906       117,778
  Accrued income tax..................................................................       104,306        71,906
                                                                                        ------------  ------------
    Total current liabilities.........................................................       523,354       566,641

DEFERRED INCOME TAXES.................................................................         7,000         8,000

LONG-TERM OBLIGATIONS, NET OF CURRENT PORTION.........................................     1,044,699     1,070,330

STOCKHOLDERS' EQUITY
  Common shares--$.01 par value, 25,000,000 shares authorized, 2,000,000 shares at
    January 31, 1998 and 1,475,000 shares at July 31, 1997 issued and outstanding.....        20,000        14,750
  Paid-in capital.....................................................................       519,750       --
  Notes receivable stockholders.......................................................      (525,000)      --
  Retained earnings...................................................................       630,887       467,252
                                                                                        ------------  ------------
                                                                                             645,637       482,002
                                                                                        ------------  ------------
                                                                                        $  2,220,690  $  2,126,973
                                                                                        ------------  ------------
                                                                                        ------------  ------------

        The accompanying notes are an integral part of these statements.

                             CROPKING, INCORPORATED
                             STATEMENTS OF EARNINGS

                                                        FOR THE SIX MONTH PERIODS
                                                                  ENDED                  FOR THE YEARS ENDED
                                                               JANUARY 31,                     JULY 31,
                                                       ----------------------------  ----------------------------
                                                           1998           1997           1997           1996
                                                       -------------  -------------  -------------  -------------
                                                        (UNAUDITED)    (UNAUDITED)
Net sales............................................   $ 2,969,624    $ 2,865,159   $   5,032,630  $   3,854,336
Cost of sales........................................     1,772,126      1,816,157       3,058,796      2,429,478
                                                       -------------  -------------  -------------  -------------
      Gross profit...................................     1,197,498      1,049,002       1,973,834      1,424,858
Selling, general and administrative expenses.........       888,225        806,065       1,710,679      1,248,527
                                                       -------------  -------------  -------------  -------------
      Operating profit...............................       309,273        242,937         263,155        176,331

Other income (expense)
  Interest income....................................         3,200        --                9,933            840
  Interest expense...................................       (57,658)       (61,634)       (119,705)      (118,831)
  Miscellaneous......................................        16,820         28,536          37,577         16,716
  Loss on disposition of fixed assets................       --             --             --              (35,169)
                                                       -------------  -------------  -------------  -------------
    Total other (expense)............................       (37,638)       (33,098)        (72,195)      (136,444)
                                                       -------------  -------------  -------------  -------------
      Earnings before income taxes...................       271,635        209,839         190,960         39,887

Provision for income taxes...........................       108,000         72,000          71,000          6,500
                                                       -------------  -------------  -------------  -------------
      NET EARNINGS...................................   $   163,635    $   137,839   $     119,960  $      33,387
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Earnings per share...................................   $       .08    $       .09   $         .08  $         .02
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------
Weighted average shares outstanding..................     1,940,082      1,475,000       1,475,000      1,475,000
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             CROPKING, INCORPORATED
                            STATEMENTS OF CASH FLOWS

                                                                  FOR THE SIX MONTH
                                                                    PERIODS ENDED          FOR THE YEARS ENDED
                                                                     JANUARY 31,                 JULY 31,
                                                               ------------------------  ------------------------
                                                                  1998         1997         1997         1996
                                                               -----------  -----------  -----------  -----------
                                                               (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings...............................................   $ 163,635    $ 137,839   $   119,960  $    33,387
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
    Depreciation and amortization............................      49,068       45,820        84,123       73,543
    Deferred taxes...........................................      (2,000)      --           (11,000)     (13,500)
    Loss on disposal of property.............................      --           --           --            35,169
    (Increase) decrease in accounts receivable...............      (5,278)    (117,099)      (91,888)      35,055
    (Increase) decrease in inventory.........................      (4,850)      22,087      (130,224)    (113,702)
    (Increase) decrease in prepaid expenses..................     (65,934)       5,828         5,970        2,405
    (Increase) decrease in other assets......................      --              500           500         (500)
    Increase (decrease) in accounts payable..................      44,773       63,187       115,010       (7,889)
    Increase (decrease) in accrued liabilities...............     (22,872)       5,424        65,547       (3,352)
    Increase (decrease) in other liabilities.................     (99,915)      57,690       (16,197)      56,072
    Increase (decrease) in income taxes......................      32,400       64,100        65,190       (9,285)
                                                               -----------  -----------  -----------  -----------
      Total adjustments......................................     (74,608)     147,537        87,031       54,016
                                                               -----------  -----------  -----------  -----------
        Net cash provided by operating activities............      89,027      285,376       206,991       87,403

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................................     (41,406)     (75,886)      (90,336)    (184,132)
  Proceeds from sale of property and equipment...............      --           --           --             9,207
                                                               -----------  -----------  -----------  -----------
        Net cash used in investing activities................     (41,406)     (75,886)      (90,336)    (174,925)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...................      --           --           --           140,588
  Principal payments on long-term debt.......................     (15,031)      (7,643)      (11,347)     (47,003)
  Principal payments under capital leases....................      (8,273)     (13,559)      (30,856)     (24,267)
  Principal payments on note payable to stockholder..........      --          (19,500)      (25,000)     --
                                                               -----------  -----------  -----------  -----------
        Net cash (used in) provided by financial
          activities.........................................     (23,304)     (40,702)      (67,203)      69,318
                                                               -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN CASH..................................      24,317      168,788        49,452      (18,204)

Cash at beginning of year....................................     110,920       61,467        61,468       79,672
                                                               -----------  -----------  -----------  -----------

Cash at end of year..........................................   $ 135,237    $ 230,255   $   110,920  $    61,468
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                             CROPKING, INCORPORATED
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK                                   NOTES
                                           OUTSTANDING        ADDITIONAL                RECEIVABLE
                                      ----------------------   PAID-IN     RETAINED       COMMON
                                        SHARES      AMOUNT     CAPITAL     EARNINGS       STOCK         TOTAL
                                      -----------  ---------  ----------  -----------  ------------  -----------
BALANCE AT AUGUST 1, 1995...........    1,475,000  $  14,750  $   --      $   313,905  $    --       $   328,655

  Earnings for 1996.................      --          --          --           33,387       --            33,387
                                      -----------  ---------  ----------  -----------  ------------  -----------
BALANCE AT JULY 31, 1996............    1,475,000     14,750      --          347,292       --           362,042

  Earnings for 1997.................      --          --          --          119,960       --           119,960
                                      -----------  ---------  ----------  -----------  ------------  -----------
BALANCE AT JULY 31, 1997............    1,475,000     14,750      --          467,252       --           482,002
[the following information is
  unaudited]

 Issuance of common stock for
  notes.............................      525,000      5,250     519,750      --           (525,000)     --

  Earnings for the six month period
    ended January 31, 1998..........      --          --          --          163,635       --           163,635
                                      -----------  ---------  ----------  -----------  ------------  -----------
BALANCE AT JANUARY 31, 1998.........    2,000,000  $  20,000  $  519,750  $   630,887  $   (525,000) $   645,637
                                      -----------  ---------  ----------  -----------  ------------  -----------
                                      -----------  ---------  ----------  -----------  ------------  -----------

        The accompanying notes are an integral part of these statements.

                             CROPKING, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 1997 AND 1996

NOTE A--SUMMARY OF ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

    NATURE OF OPERATIONS

    CropKing, Incorporated ("Company") designs, develops, manufactures, markets and sells proprietary, commercial hydroponic products and systems, and related technology, equipment and supplies to customers throughout the United States for the commercial year-round production of specialty crops. The Company's hydroponic products and systems including related technology, equipment and supplies are offered to its prospective commercial and individual customers in standard and custom-designed configurations. The Company's hydroponic products and systems are offered through direct marketing and sales, dealers and distributors and by mail order.

    INTERIM FINANCIAL STATEMENTS

    The interim financial statements as of January 31, 1998 and 1997 and for each of the six months then ended as included herein are unaudited. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the information have been made. The interim financial statements for the periods stated and notes presented herein do not contain certain information included in the Company's annual financial statements and notes as also herein presented. Results for interim periods are not necessarily indicative of results expected for the full year.

    REVENUE RECOGNITION

    The Company recognizes revenue when the product is shipped.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value.

    For cash, receivables and payables, the carrying amounts approximate fair value because of the short maturity of these instruments. For long-term obligations, including current maturities, the fair value of the Company's long-term obligations approximates historically recorded cost since interest rates approximate market.

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    INVENTORY

    Inventory consists of purchased parts and system components and is stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets. Renewals and betterments of a nature considered to materially extend the useful life of the assets are capitalized. Depreciation for financial reporting purposes is based on the following policies:

Building.......................  20 years    Straight-line
Furniture and fixtures.........  5-10 years  Straight-line
Leasehold improvements.........  20 years    Straight-line
Vehicles.......................  3-5 years   Straight-line
Machinery and equipment........  5-10 years  Straight-line

    ASSET IMPAIRMENT

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"). SFAS 121 requires that long-lived assets, certain identifiable intangible assets and goodwill be reviewed for impairment when expected future undiscounted cash flows are less than the carrying value of the assets. No charges were recorded pursuant to this statement for the years ended July 31, 1997 and 1996.

    ADVERTISING EXPENSES

    All advertising and promotional costs incurred by the Company are expensed the first time the advertising takes place. Advertising and promotion expense was $194,500 and $195,700 for the years ended July 31, 1997 and 1996, respectively, and is included in "Selling, general and administrative expenses" in the accompanying Statements of Earnings.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs related to both present and future products are expensed as incurred. Such costs amounted to $103,600 and $40,300 for the years ended July 31, 1997 and 1996, respectively, and are classified as a component of "Selling, general and administrative expenses" in the accompanying Statements of Earnings.

    INCOME TAXES

    Income taxes are recorded in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109"). SFAS 109 utilizes the asset and liability method,

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE A--SUMMARY OF ACCOUNTING POLICIES (CONTINUED) under which deferred income taxes are recognized for the tax consequences of "temporary differences" by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

    CASH FLOWS

    For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    During the year ended July 31, 1996, the Company acquired approximately $1,036,390 of land, building and equipment under a capitalized lease.

    For the years ended July 31, 1997 and 1996, the Company paid interest of $119,500 and $118,800 and paid income taxes of $22,500 and received a net refund of $4,600, respectively.

    EARNINGS PER SHARE

    The Company adopted SFAS No. 128, EARNINGS PER SHARE, effective December 31, 1997 and all earnings per share amounts disclosed herein have been calculated under the provisions of SFAS No. 128. Basic earnings per common shares were computed by dividing net income by the weighted average number of shares of common stock outstanding during the reporting period. The Company does not have any potentially dilutive securities outstanding at July 31, 1997.

    NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the FASB issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("SFAS 130") and Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131"). SFAS 130 establishes standards to measure all changes in equity that result from transactions and other economic events other than transactions with owners. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS 131 introduces a new segment reporting model called the "management approach". The management approach is based on the manner in which management organizes segments within a company for making operating decisions and assessing performance. The management approach replaces the notion of industry and geographic segments. The Company will adopt SFAS 130 and SFAS 131 in fiscal year 1998. The Company believes adoption of SFAS 130 and SFAS 131 will not have a significant effect on the Company's financial statements.

NOTE B--NOTE PAYABLE STOCKHOLDER

    The Company had a demand note payable to a stockholder at July 31, 1996 requiring interest payments at an annual rate of 12%. The note was paid during the fiscal year ended July 31, 1997.

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE C--LONG-TERM OBLIGATIONS

    Long-term obligations as of July 31, 1997 consist of the following:

Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $760 include interest of
  8.5%, matures April 1, 2000...................................  $  21,701
Note payable--bank, collateralized by substantially all
  corporate assets, monthly payments of $1,350 include interest
  at prime plus 5%, matures February 15, 2006...................     95,014
Obligations under capital leases (see Note D)...................    999,910
                                                                  ---------
                                                                  1,116,625
Less current portion............................................     46,295
                                                                  ---------
                                                                  $1,070,330
                                                                  ---------
                                                                  ---------

    As of July 31, 1997, long-term obligations mature as follows:

FISCAL YEAR
1998............................................................  $  46,295
1999............................................................     51,073
2000............................................................     49,544
2001............................................................     37,661
2002............................................................     40,174
Thereafter......................................................    891,878
                                                                  ---------
                                                                  $1,116,625
                                                                  ---------
                                                                  ---------

NOTE D--CAPITAL LEASE OBLIGATIONS

    Property, plant and equipment includes a building and equipment under capital leases in the amount of $1,054,402 at July 31, 1997 and 1996. Accumulated amortization on the related assets at those dates is $108,575 and $56,089, respectively. The building and certain of the equipment is being leased from a related party (see Note E).

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE D--CAPITAL LEASE OBLIGATIONS (CONTINUED)
    The following is a schedule of future minimum lease payments under capital leases together with the present value of the minimum lease payments as of July 31, 1997:

1998...........................................................  $  135,149
1999...........................................................     135,149
2000...........................................................     131,282
2001...........................................................     121,358
2002...........................................................     120,000
Thereafter.....................................................   1,560,000
                                                                 ----------
Total minimum lease payments...................................   2,202,939
Less amount representing interest..............................   1,203,029
                                                                 ----------
PRESENT VALUE OF MINIMUM LEASE PAYMENTS........................  $  999,910
                                                                 ----------
                                                                 ----------

NOTE E--RELATED PARTY TRANSACTION

    The Company leases its office and warehouse facilities and certain equipment from the president and stockholder of the Company under a capital lease. The lease term is for five years with the right by the lessee to exercise three consecutive five year options. Lease payments are due monthly in the amount of $10,000. The lessee is responsible for repair and maintenance of the property. The Company has guaranteed a debenture in the amount of $388,000 and has agreed to the assignment of its lease payments in conjunction with the president's financing arrangement with the U.S. Small Business Administration. The real estate is also collateral in conjunction with additional borrowings by the president in the amount of $683,000 and is secured by a first mortgage on the property. The Company subleases a portion of these facilities to an affiliated company ("Affiliate") which is owned by the president of the Company. The Affiliate pays $2,500 per month for rent. The Company had sublease income for 1997 and 1996 in the amount of $30,000 for each year.

    The Company also pays certain reimbursable expenditures for the Affiliate, which is in the business of selling produce. The expenditures are primarily for labor and personnel related costs which are being paid through the Company's payroll system. Expenditures for 1997 and 1996 were approximately $188,000 and $151,000, respectively, and have been fully reimbursed by the Affiliate to the Company, except for the amounts which are recorded as accounts receivable -affiliate on the Balance Sheet.

NOTE F--STOCKHOLDERS' EQUITY

    On August 22, 1997 the Company, as an Ohio corporation, issued 131.25 shares of common stock (525,000 shares after a 4,000:1 exchange of securities, see below) at an aggregate purchase price of $525,000 to six persons, including officers, directors and counsel for the Company ("Purchasers"). The stock price was determined based upon an independent professional third party appraisal. The Purchasers entered into nonrecourse promissory notes payable to the Company aggregating $525,000, with principal and 8% simple interest due on December 31, 2000, in payment of their securities.

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE F--STOCKHOLDERS' EQUITY (CONTINUED)
    The Company was originally incorporated as an Ohio corporation and authorized 500 shares of no par common stock. On August 29, 1997, a Delaware corporation was formed and 25,000,000 shares of common stock were authorized at a $.01 par value. The Ohio corporation was then merged into the Delaware corporation resulting in the Ohio corporation ceasing to exist. Upon the effective date of the merger, each share of common stock was exchanged for 4,000 shares of the Delaware corporation's common stock, aggregating 2,000,000 common shares issued and outstanding after the merger. All periods presented have been restated to reflect this recapitalization.

    On January 12, 1998 the Company entered into a letter of intent with an underwriter for a firm commitment initial public offering of securities consisting of 1,500,000 shares of common stock and 2,000,000 common stock purchase warrants.

NOTE G--PROFIT SHARING PLAN

    The Company has a 401(k) profit sharing plan covering substantially all full time employees. The Company has elected to match 25% of participating employees' elected contributions up to 3% of total salaries and wages. The Company's matching contribution expense was $9,200 and $8,600 for the years ended July 31, 1997 and 1996, respectively.

    The plan provides for discretionary contributions by the Company of up to 15% of compensation. Discretionary contributions to the plan were $34,000 and $17,500 for the years ended July 31, 1997 and 1996, respectively.

NOTE H--INCOME TAXES

    Income taxes consist of the following:

                                                                          1997        1996
                                                                       ----------  ----------
Federal..............................................................  $   65,000  $   18,000
State and local......................................................      17,000       2,000
                                                                       ----------  ----------
                                                                           82,000      20,000
Deferred.............................................................     (11,000)    (13,500)
                                                                       ----------  ----------
                                                                       $   71,000  $    6,500
                                                                       ----------  ----------
                                                                       ----------  ----------

    The following is a summary of the reconciliations of the expected Federal Statutory Tax Rates:

                                                                                  1997       1996
                                                                                ---------  ---------
Expected Statutory Tax Rate...................................................       34.0%      34.0%
Permanent nondeductible expenditures..........................................        1.3%       3.5%
State and local income taxes..................................................        5.7%      (2.2)%
Surtax rate difference........................................................       (3.8)%     (19.0)%
                                                                                ---------  ---------
                                                                                     37.2%      16.3%
                                                                                ---------  ---------
                                                                                ---------  ---------

                             CROPKING, INCORPORATED

                             JULY 31, 1997 AND 1996

NOTE H--INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities at July 31, 1997 consist of the following:

TEMPORARY DIFFERENCES RELATED TO:
  Depreciation...................................................  $ (30,000)
  State taxes....................................................      6,000
  Accrued expenses and allowances................................      5,000
  Capitalized leases.............................................     22,000
                                                                   ---------
    Net deferred taxes...........................................  $   3,000
                                                                   ---------
                                                                   ---------

Deferred tax asset--current......................................  $  11,000
Deferred tax liabilities--noncurrent.............................     (8,000)
                                                                   ---------
                                                                   $   3,000
                                                                   ---------
                                                                   ---------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE UNLAWFUL. ANY MATERIAL MODIFICATION OF THE OFFERING WILL BE ACCOMPLISHED BY MEANS OF AN AMENDMENT TO THE REGISTRATION STATEMENT. IN ADDITION, THE RIGHT IS RESERVED BY THE COMPANY TO CANCEL ANY CONFIRMATION OF SALE PRIOR TO THE RELEASE OF FUNDS, IF, IN THE OPINION OF THE COMPANY, COMPLETION OF SUCH SALE WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., WASHINGTON, D.C. 20006.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dilution..................................................................   14
Capitalization............................................................   15
Dividend Policy...........................................................   15
Management's Discussion and Analysis or Plan of Operation.................   16
Business..................................................................   20
Management................................................................   32
Principal Stockholders....................................................   37
Certain Transactions......................................................   38
Description of Securities.................................................   39
Underwriting..............................................................   42
Legal Proceedings.........................................................   45
Legal Matters.............................................................   45
Experts...................................................................   45
Additional Information....................................................   45
Index to Financial Statements.............................................  F-1
Report of Independent Certified Public Accountants........................  F-2

                            ------------------------

    UNTIL             , 1998 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS
PROSPECTUS), ALL BROKER-DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 SHARES
                               2,000,000 WARRANTS

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                     [LOGO]

                             7700 WEST CAMINO REAL
                           BOCA RATON, FLORIDA 33433
                                 (561) 347-1200
                                ATLANTA, GEORGIA
                           BEVERLY HILLS, CALIFORNIA
                             BOSTON, MASSACHUSETTS
                               CHICAGO, ILLINOIS
                              CLEARWATER, FLORIDA
                                DULUTH, GEORGIA
                            EAST BOCA RATON, FLORIDA
                               EDISON, NEW JERSEY
                            EUREKA SPRINGS, ARKANSAS
                          HASBROOK HEIGHTS, NEW JERSEY
                              LA JOLLA, CALIFORNIA
                                 MIAMI, FLORIDA
                                NAPLES, FLORIDA
                               NEW YORK, NEW YORK
                                ORLANDO, FLORIDA
                               SARASOTA, FLORIDA
                                 TAMPA, FLORIDA
                                TULSA, OKLAHOMA

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART TWO
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Delaware law, the Company's Certificate of Incorporation includes a provision which provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. This provision is intended to afford directors protection against, and to limit their potential liability for monetary damages resulting from, suits alleging a breach of the duty of care by a director. As a consequence of this provision, stockholders of the Company will be unable to recover monetary damages against directors for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit the right of the Company or any stockholder to obtain an injunction or any other type of nonmonetary relief in the event of a breach of fiduciary duty. Management of the Company believes this provision will assist the Company in securing and retaining qualified persons to serve as directors. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

    Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, the Company does not currently maintain a liability insurance policy for the benefit of its directors although the Company may attempt to acquire such insurance in the future. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or have threatened to resign as a result of the Company's failure to provide insurance or other indemnity protection from liability, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

    The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

    The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, the Company does not currently provide such insurance to its directors, and there is no guarantee that the Company will provide such insurance to its directors in the near future although the Company may attempt to obtain such insurance.

    The provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholders derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors liability insurance and because there is no assurance that the Company will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, the Company may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected. In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemization of expenses, payable by the Company from the net proceeds of this offering, incurred by the Company in connection with the issuance and distribution of the securities of the Company being offered hereby. All expenses are estimated except the SEC, NASD and Nasdaq Registration and Filing Fees. See "Use of Proceeds."

SEC Registration and Filing Fee(1).............................  $    8,216
NASD Registration and Filing Fee(1)............................       2,883
Transfer Agent Fees............................................       1,500
Financial Printing.............................................     100,000
Accounting Fees and Expenses...................................      75,000
Legal Fees and Expenses........................................     375,000
Blue Sky Fees and Expenses.....................................      75,000
Underwriter's Nonaccountable Expense Allowance.................     232,500
Miscellaneous..................................................       4,901
                                                                 ----------
    TOTAL......................................................  $  875,000
                                                                 ----------
                                                                 ----------

------------------------
(1) Paid upon initial filing of this Registration Statement and related Prospectus.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company was incorporated in the State of Ohio in June 1982 and reincorporated in Delaware in August 1997. The Company has authorized capital of 25,000,000 shares of Common Stock, $.01 par value. The Company has 2,000,000 shares of Common Stock issued and outstanding prior to this offering. See "Principal Stockholders" and "Description of Securities."

    In August 1997, the Company issued 2,000,000 shares of its Common Stock to seven persons, including the officers and directors of the Company, in a pro rata exchange of securities, in connection with the reincorporation of the Company in Delaware. See "Principal Stockholders."

    All unregistered securities issued by the Company prior to this offering are deemed "restricted securities" within the meaning of that term as defined in Rule 144 and have been issued pursuant to certain "private placement" exemptions under Section 4(2) of the Securities Act of 1933, as amended, and certain rules and regulations as promulgated by the Securities and Exchange Commission, Washington, D.C. 20549, such that the sales of the securities were transactions by an issuer not involving any public offering. See "Description of Securities."

    Reference is also made hereby to "Dilution," "Principal Stockholders," "Certain Transactions" and "Description of Securities" in the Prospectus for more information with respect to the previous issuance and sale of the Company's securities.

    All of the aforesaid securities have been appropriately marked with a restricted legend and are "restricted securities," as defined in Rule 144 of the rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the Registrant, its business, financial and other matters. Transactions by the Registrant involving the sales of these securities set forth above were issued pursuant to the "private placement" exemptions under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. The Registrant has been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act of 1933, as amended, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. The transfer agent and registrar of the Registrant will be instructed to mark "stop transfer" on its ledgers to assure that these securities will not be transferred absent registration or until the availability of an exemption therefrom is determined.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    This following is a list of Exhibits filed herewith by CropKing, Incorporated as part of the SB-2 Registration Statement and related Prospectus:

      1.0 Form of Underwriting Agreement.
      1.1 Selected Dealer Agreement.
      3.0 Articles of Incorporation (Ohio), dated June 1982.
      3.1 Certificate of Incorporation (Delaware), dated August 1997.
      3.2 By-laws, as amended.
      4.0 Specimen Copy of Common Stock Certificate.
      4.1 Form of Warrant Certificate.
      4.2 Form of Underwriter's Warrant Agreement.
      5.0 Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
     10.0 Employment Agreement, Daniel J. Brentlinger, dated February 1998.
     10.4 Financial Advisory Agreement.
     10.5 Merger and Acquisition Agreement.
     23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-6 of the Registration Statement.
     24.0 Consent of Grant Thornton LLP is contained on page II-7 of the Registration Statement.

     25.0 Power of Attorney appointing Daniel J. Brentlinger is contained on page
          II-5 of the Registration Statement.

ITEM 28.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to participating broker-dealers, at the closing, certificates in such denominations and registered in such names as required by the participating broker-dealers, to permit prompt delivery to each purchaser.

    The undersigned Registrant also undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement:

           (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    This Registration Statement consists of the following:

       1.  Facing page.
       2.  Cross-Reference Sheet.
       3.  Prospectus.
       4.  Complete text of Items 24-28 in Part Two of Registration Statement.
       5.  Exhibits.
       6.  Signature page.
       7.  Consents of:
           Thomas T. Prousalis, Jr., Esq.
           Grant Thornton LLP

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on March 20, 1998.

                                By:             DANIEL J. BRENTLINGER
                                     -------------------------------------------
                                                Daniel J. Brentlinger
                                                Chairman of the Board

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel J. Brentlinger his true and lawful attorney-in-fact, with full capacities, to sign any and all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, Washington, D.C. 20549, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                SIGNATURE                                            TITLE                                     DATE
------------------------------------------  --------------------------------------------------------  -----------------------

          DANIEL J. BRENTLINGER
    ---------------------------------       Chairman of the Board, President, Chief Executive             March 20, 1998
          Daniel J. Brentlinger               Officer, Chief Financial Officer, Controller

             JOHN CAMPANELLA
    ---------------------------------       Vice President, Chief Operating Officer, Secretary            March 20, 1998
             John Campanella

              JAMES W. BROWN
    ---------------------------------       Vice President, Technical Services                            March 20, 1998
              James W. Brown

              ARTHUR E. BARD
    ---------------------------------       Vice President, Marketing and Sales                           March 20, 1998
              Arthur E. Bard

          HOWARD M. RESH, PH.D.
    ---------------------------------       Director                                                      March 20, 1998
          Howard M. Resh, Ph.D.

            ROBERT A. CHESNEY
    ---------------------------------       Director                                                      March 20, 1998
            Robert A. Chesney

                               CONSENT OF COUNSEL

    The consent of Thomas T. Prousalis, Jr., Esq., 1919 Pennsylvania Avenue, N.W., Suite 800, Washington, D.C. 20006, to the use of his name in this Form SB-2 Registration Statement, and related Prospectus, as amended, of CropKing, Incorporated is contained in his opinion filed as Exhibit 5.0 hereto.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated January 26, 1998 accompanying the Financial Statements of CropKing, Incorporated contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                          GRANT THORNTON LLP

Cleveland, Ohio
March 20, 1998

                               INDEX TO EXHIBITS

    The following is a list of Exhibits filed herewith by CropKing, Incorporated as part of the SB-2 Registration Statement and related Prospectus:

      1.0  Form of Underwriting Agreement.
      1.1  Selected Dealer Agreement.
      3.0  Articles of Incorporation (Ohio), dated June 1982.
      3.1  Certificate of Incorporation (Delaware), dated August 1997.
      3.2  By-laws, as amended.
      4.0  Specimen Copy of Common Stock Certificate.
      4.1  Form of Warrant Certificate.
      4.2  Form of Underwriter's Warrant Agreement.
      5.0  Opinion of Thomas T. Prousalis, Jr., Esq. for Registrant.
     10.0  Employment Agreement, Daniel J. Brentlinger, dated February 1998.
     10.4  Financial Advisory Agreement.
     10.5  Merger and Acquisition Agreement.
     23.0 Consent of Thomas T. Prousalis, Jr., Esq. is contained on page II-6 of the Registration Statement.
     24.0 Consent of Grant Thornton LLP is contained on page II-7 of the Registration Statement.
     25.0  Power of Attorney appointing Daniel J. Brentlinger is contained on page
            II-5 of the Registration Statement.